UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Vantage Drilling Company

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Vantage Drilling Company

NOTICE OF EXTRAORDINARY GENERAL MEETING

IN LIEU OF ANNUAL GENERAL MEETING

OF THE COMPANY

TO BE HELD ON JULY 10, 2012

Notice is hereby given that the Extraordinary General Meeting in Lieu of Annual General Meeting (the “Meeting”) of Vantage Drilling Company, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), will be held at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney Street, 51st Floor, Houston, Texas 77010, on Tuesday, July 10, 2012, at 9:30 a.m., Central Time, for purposes of voting on the following proposals:

(1)	To elect nine nominees to serve on the Company’s Board of Directors (the “Board of Directors”) to hold office until the expiration of their term or until their successors are duly elected and qualified;

(2)	To approve an ordinary resolution to increase the Company’s ordinary share capital;

(3)	To approve an ordinary resolution to ratify the appointment of UHY LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2012;

(4)	To approve, by a shareholder non-binding advisory vote, the compensation paid to the Company’s named executive officers, commonly referred to as a “Say on Pay” proposal;

(5)	To transact such other business as may properly come before the Meeting.

Any shareholder entitled to attend and vote at the Meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of the Company’s ordinary shares. This proxy statement and a copy of our Annual Report are available on our web site at www.vantagedrilling.com/proxy.

The Board of Directors has set May 21, 2012 as the record date for the Meeting. Only registered holders of the Company’s ordinary shares at the close of business on that date are entitled to receive notice of the Meeting and to attend and vote at the Meeting. All shareholders will be required to show proof that they held shares as of the record date in order to be admitted to the Meeting. If you are not a shareholder of record, but hold shares through a broker or nominee (in street name), you should provide proof of beneficial ownership on the record date for the Meeting, such as a recent account statement or a copy of the voting instruction card provided by your broker or nominee.

We hope you will be able to attend the meeting, but if you cannot do so, it is important that your shares be represented. The presence at the meeting, in person or by proxy of a majority of the ordinary shares outstanding on the record date shall constitute a quorum. It is important that your shares be voted at the Meeting. We urge you to read the proxy statement carefully, and to vote by telephone or Internet or by signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided, whether or not you plan to attend the Meeting. Instructions are provided on the proxy card.

By order of the Board of Directors,

Christopher G. DeClaire
Company Secretary

June 8, 2012

i

Vantage Drilling Company

PROXY STATEMENT

FOR THE EXTRAORDINARY GENERAL MEETING

IN LIEU OF ANNUAL GENERAL MEETING

OF THE COMPANY

JULY 10, 2012

GENERAL INFORMATION

The Board of Directors (the “Board of Directors”) of Vantage Drilling Company, an exempted company incorporated with limited liability under the laws of the Cayman Islands, is soliciting your proxy for use at the Extraordinary General Meeting in Lieu of Annual General Meeting to be held on Tuesday, July 10, 2012, at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney Street, 51st Floor, Houston, Texas 77010 at 9:30 a.m., Central Time (the “Meeting”), and at any postponement or adjournment of the Meeting. This proxy statement provides information regarding the matters to be voted on at the Meeting, as well as other information that may be useful to you. This proxy statement and related materials are first being sent to our shareholders on or about June 8, 2012. Our registered office is located in the Cayman Islands at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our U.S. executive offices are located at 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056, and our telephone number at this address is (281) 404-4700. Our website address is www.vantagedrilling.com. Information contained on, or accessible through, our website is not a part of this proxy statement. References in this proxy statement to “we,” “our,” and “us” are to Vantage Drilling Company.

Who Can Vote; Votes Per Share. Our ordinary shares, par value $0.001 per share, are our only outstanding class of voting securities. Registered holders of our ordinary shares at the close of business on May 21, 2012, the record date for the Meeting, will be entitled to notice of, and to vote at, the Meeting. As of the close of business on the record date, there were 291,884,406 ordinary shares issued and outstanding and held of record by thirteen registered holders. Each ordinary share is entitled to one vote on each proposal contained herein.

How to Vote; Submitting Your Proxy. You may vote by marking, signing, dating and returning the enclosed proxy card in the enclosed prepaid envelope. Alternatively you may vote by telephone, via the Internet, or in person by attending the Meeting. Only registered shareholders may vote in person at the Meeting. Instructions on how to vote by phone or via the Internet are set forth on the enclosed proxy card. If a proxy card is properly executed, the shares it represents will be voted at the Meeting in accordance with the instructions noted on the proxy. If no instructions are specified in the proxy card with respect to the matters to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendations of the Board of Directors. The Board of Directors recommends that you vote your shares “FOR” the election of each nominee identified in Proposal 1 and each of Proposals 2 through 4.

Accessing Proxy Materials over the Internet. Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and a copy of our Annual Report are available on our web site at www.vantagedrilling.com/proxy. Additionally, and in accordance with SEC rules, we maintain the proxy materials on our website in a manner that will not infringe on your anonymity if you access them.

Shares Registered in the Name of a Nominee. If your shares are held in the name of a broker, bank or other nominee (typically referred to as being held in “street name”), you will receive instructions from your broker, bank or other nominee that must be followed in order for your broker, bank or other nominee to vote your shares per your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. In the event you do not provide instructions on how to vote, your broker may have authority to vote your shares. A broker “non-vote” occurs when a broker or other nominee lacks discretionary power to vote and for which the broker or other nominee has not received specific voting instructions from the beneficial holder. Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include approval of an increase to our authorized ordinary share capital and ratification of the appointment of independent registered public accounting firm, but not the election of directors or the advisory vote on executive compensation. As such, brokers will have the authority to exercise discretion to vote shares only with respect to Proposals 2 and 3 because they involve matters that are considered routine, but will not have the authority to exercise discretion to vote shares with respect to Proposals 1 or 4 because they involve non-routine matters. Your vote is especially important with respect to the election of directors. If your shares are held by a broker, your broker cannot vote your shares for the election of directors unless you provide voting instructions. Therefore, please instruct your broker regarding how to vote your shares on the election of directors promptly. If you hold shares through a broker, bank or other nominee and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot at the Meeting.

Revoking Your Proxy. If you hold shares registered directly in your name, you may revoke your proxy at any time before it is voted at the Meeting by sending a signed revocation thereof to Vantage Drilling Company, 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056, Attention: Company Secretary, which we must receive by 11:59 p.m., Central Time, on July 9, 2012, by delivery of a valid, later-dated proxy or by voting by ballot at the Meeting. If you have voted via the Internet, you may change your vote by voting again via the Internet. Attendance at the Meeting alone will not revoke any proxy. However, please note that if you hold your shares in street name, you must contact your broker, bank or other nominee to change your vote or obtain a proxy to vote your shares if you want to cast your vote in person at the Meeting.

Proxy Solicitation. We will bear all costs and expenses of soliciting proxies from shareholders in connection with the matters to be voted on at the Meeting. We will request brokers, custodians, nominees, fiduciaries and other record holders to forward copies of our proxy and soliciting materials to beneficial owners and request authority for the exercise of proxies. In such cases, upon request, we will reimburse such holders for their reasonable out-of-pocket expenses incurred in connection with the solicitation. If you choose to access the proxy materials over the Internet, you are responsible for any Internet access charges you may incur. We have retained Morrow & Co., LLC to assist in the solicitation of proxies at a fee of approximately $15,000, plus out-of-pocket expenses. No additional compensation will be paid to our directors, officers, or other employees for their services in soliciting proxies for the Meeting. Should you have any questions or need assistance in voting your shares, please call Morrow & Co., LLC at 1-800-573-4370.

Quorum, Voting Requirements and Broker Non-Votes. In order to establish a quorum at the Meeting, pursuant to our Memorandum and Articles of Association (our “M&A”), there must be present, either in person or by proxy, the holders of a majority of the ordinary shares entitled to vote at the Meeting. For purposes of determining a quorum, broker “non-votes” are counted as present and entitled to vote. The nine nominees for election as directors who are included in Proposal 1 and who receive the most “FOR” votes cast by the shareholders will be elected as our directors. In respect of all other proposals, to be approved, any such proposal must receive the affirmative vote of a majority of the ordinary shares present or represented by proxy and voting on such proposal. “Broker non-votes” and abstentions will not affect the outcome of any such proposals. The results of the advisory votes on executive compensation are not binding on the Board of Directors.

Voting Procedures and Tabulation. We have appointed a representative of Morrow & Co., LLC as the inspector of elections to act at the Meeting and to make a written report thereof. Prior to the Meeting, the inspector will sign an oath to perform his or her duties in an impartial manner and according to the best of his or her ability. The inspector will assist and advise the chairman of the Meeting in order to ascertain the number of ordinary shares outstanding and the voting power of each, determine the ordinary shares represented at the Meeting and the validity of proxies, ballots, and the poll voting procedure to be conducted at the Meeting, count all votes and ballots, and perform certain other duties. The determination of the chairman of the Meeting as to the validity of the qualification of any voter, the poll voting procedure, proxies and ballots will be final and binding.

(Proposal 1)

ELECTION OF DIRECTORS

Based upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated the nine nominees identified and discussed in the paragraphs below for election at the Meeting. Each nominee has been previously elected by shareholders to the Board of Directors. Each nominee, if elected, will hold office until the next annual general meeting or until his office is vacated in accordance with the procedure in our M&A. Each of the nominees has agreed to serve if elected. We believe that all of the nominees possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each nominee in the individual biographies below. If any one of them becomes unavailable to serve as a director, the Board of Directors may designate a substitute nominee. In that event, the persons named as proxies will vote for the substitute nominee designated by the Board of Directors. The Board of Directors does not presently contemplate that any of the nominees will become unavailable for election.

The following table sets forth the names of the nominees proposed by the Board of Directors for election, their ages as of June 8, 2012 and certain other information with regard to each nominee.

Name	Age	Position
Paul A. Bragg	56	Chairman of the Board of Directors and Chief Executive Officer
Steven Bradshaw (1), (3)	63	Director
Jorge E. Estrada (2), (4)	64	Director
Robert F. Grantham (3), (4), (5)	53	Director
Marcelo D. Guiscardo (3)	59	Director
Ong Tian Khiam	69	Director
Duke R. Ligon (2), (3), (4), (6)	71	Director
John C.G. O’Leary	56	Director
Steinar Thomassen (2), (4)	65	Lead Independent Director

(1)	Mr. Bradshaw was appointed to the Board of Directors and Compensation Committee effective April 14, 2011.
(2)	Member of our Audit Committee as of December 31, 2011.
(3)	Member of our Compensation Committee as of December 31, 2011.
(4)	Member of our Nominating and Corporate Governance Committee as of December 31, 2011.
(5)	Mr. Grantham was appointed to the Compensation Committee effective January 7, 2011.
(6)	Mr. Ligon was appointed to the Board of Directors effective February 17, 2011 and has served on the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee since such date.

Paul A. Bragg, 56, has served as our Chairman of the Board of Directors and Chief Executive Officer, and of our predecessor Vantage Energy Services, Inc. (“Vantage Energy”), since September 2006. Qualifications and Experience. Mr. Bragg has over 33 years of direct industry experience. Prior to joining us, Mr. Bragg was affiliated with Pride International, Inc. (“Pride”), one of the world’s largest international drilling and oilfield services companies. From 1999 through 2005, Mr. Bragg served as the Chief Executive Officer of Pride. From 1997 through 1999, Mr. Bragg served as Pride’s Chief Operating Officer, and from 1993 through 1997, Mr. Bragg served as the Vice President and Chief Financial Officer of Pride. As a result of his three decades in the offshore drilling industry, Mr. Bragg is experienced in the operational and marketing strategies that are key to our development and success. Additionally, Mr. Bragg has significant experience as the chief executive of a public company, with extensive knowledge of public and private financing and board functions. Education: Mr. Bragg graduated from the University of Texas at Austin in 1977 with a B.B.A. in Accounting.

Directorships for the past five years: None, other than our Board of Directors.

Steven Bradshaw, 63, has served as one of our directors since April 2011. Qualifications and Experience. Mr. Bradshaw is currently a member of the Board of Directors and the Chairman of the Conflicts Committee of Blue Knight Energy Partners, LP, a publicly traded master limited partnership. From 2005 to 2009, Mr. Bradshaw was the Vice President of Administration and a new venture business advisor for Premium Drilling, Inc., an international offshore drilling contractor. From 1997 through 2001, and from 2004 through 2006, Mr. Bradshaw worked as a Managing Director for Global Logistics Solutions, a management and operations consulting group. From 2001 through 2003, Mr. Bradshaw served as the Executive Vice President of Skaugen Petrotrans, Inc., the United States subsidiary of I.M. Skaugen ASA, the world’s largest provider of ship-to-ship cargo transfer services. From 1989 to 1996, Mr. Bradshaw worked as the President of the Refined Products Division and an Executive Vice President of Marketing for the Kirby Corporation, a publicly traded transportation company. From 1986 through 1988, Mr. Bradshaw served as Vice President – Sales and a Market Development Manager for the Kirby Corporation. From 1975 through 1980, Mr. Bradshaw worked as a Terminals Manager for Midland Enterprises, Inc. Mr. Bradshaw served as a Lieutenant in the United States Navy from 1970 through 1973. Education. Mr. Bradshaw received a B.A. in Mathematics from the University of Missouri in 1970 and a M.B.A. from the Harvard Business School in 1975.

Directorships for the past five years: Blue Knight Energy Partners, LP (2009 to present) and Premium Drilling (Cayman) Limited (2006 to 2009).

Jorge E. Estrada, 64, has served as one of our directors since 2008 and as a director of Vantage Energy since its inception. Qualifications and Experience. Mr. Estrada has over 38 years of direct industry experience. From July 1993 to January 2002, Mr. Estrada was employed as a consultant to Pride. From January 2002 to May 2005 he was employed by Pride in a business development capacity. Mr. Estrada is also the President and Chief Executive Officer of JEMPSA Media and Entertainment. Mr. Estrada has a strong technical background and extensive experience in the offshore drilling industry. Mr. Estrada’s extensive experience in the offshore drilling industry and wealth of technical knowledge provides him with unique insight into potential issues that could emerge with respect to our operational development. Additionally, Mr. Estrada has a business development background that is extremely valuable to us as we grow our business. Education. Mr. Estrada received a B.S. in Geophysics from Washington and Lee University, and was a PhD candidate at the Massachusetts Institute of Technology.

Directorships for the past five years: None, other than our Board of Directors.

Robert F. Grantham, 53, has served as one of our directors since 2008. Qualifications and Experience. Mr. Grantham has over 26 years of industry experience. From 1982 to 2006 he held senior management positions with various maritime shipping companies, including serving as Chartering Broker for London based Andrew Low Son & Co. from 1982 to 1984, General Manager of Shipping Agency and Consulting Company Hong Kong & Eastern (Japan) Ltd. (HESCO) from 1984 to 1990, Senior Manager of Singapore based Seaconsortium Ltd. from 1991 through 1994, and as a director of its successor, the Ben Line Agency Group, from 1994 through 2006. In 2006, Mr. Grantham founded his own European based marine consulting company. Mr. Grantham’s numerous directorships and international oil and gas shipping experience have provided him with a strong background in international maritime issues that play a key role in our business. Further, Mr. Grantham’s extensive work on corporate governance matters through his directorships provides an experienced voice on the Board of Directors.

Directorships for the past five years: Bluewave Services, Ltd. (2006 to present) a shipping consultancy specializing in commercial operations of LNG vessels, The Medical Warehouse LTD (1999 to present) and TMT UK Ltd. (2006 to present).

Marcelo D. Guiscardo, 59, has served as one of our directors since 2008 and as a director of Vantage Energy since its inception. Qualifications and Experience. Mr. Guiscardo has 34 years of industry experience. Since 2008, Mr. Guiscardo has been the president of GDM Business Development, an international consulting firm focused on the oil & gas industry. From 2006 to 2008, he served as an advisor to energy industry clients. He served as President of Pioneer Natural Resources, Inc.’s Argentine subsidiary from January 2005 until May 2006. From March 2000 until January 2005, he was Vice President, E&P Services for Pride. From September 1999 until joining Pride, he was President of GDM Business Development. From November 1993 until September 1999, Mr. Guiscardo held two executive officer positions with, and was a director of, YPF Sociedad Anonima (now part of Respol YPF S.A.), an international integrated energy company. Mr. Guiscardo was YPF’s Vice President of Business Development in 1998 and 1999. Prior to that, he was YPF’s Vice President of Exploration and Production. From 1979 to 1993 he filled various positions for Exxon Company USA and Exxon International (now ExxonMobil) that culminated in having E&P responsibilities over the Middle East (Abu Dhabi, Egypt, Saudi Arabia and Yemen), France, Thailand and Cote d’Ivoire. Mr. Guiscardo has in-depth knowledge of the oil and gas industry as well as experience in strategic development that is key to our growth. Through his various management roles, he has developed extensive knowledge of compensation structures and financial matters. Education. Mr. Guiscardo graduated in May 1979 with a B.S. in Civil Engineering from Rutgers College of Engineering.

Directorships for the past five years: Vida Sin Violencia (2007 to present), QM Equipment, S.A. (2008 to present) and Pampa Del Abra, S.A. (2010 to present).

Ong Tian Khiam, 69, has served as one of our directors since 2009. Qualifications and Experience. Mr. Ong currently serves as the Chief Executive Officer of Valencia Drilling Corporation. From October 2009 through July 2010, Mr. Ong served as Chief Executive Officer of Mandarin Drilling Corporation. Additionally, since July 2007, Mr. Ong has served as Managing Director of OM Offshore Pte Ltd., a division of Otto Marine Pte Ltd., which invests in offshore drilling ventures. From November 1997 through July 2007, he served as Managing Director of PPL Shipyard Pte Ltd and Baker Marine Pte Ltd, a wholly-owned subsidiary of PPL, specializing in the construction of offshore drilling rigs and design of jackup drilling rigs. Through his experience, Mr. Ong has gained a variety of management and technical skills focusing on the design and production of offshore drilling equipment. Mr. Ong’s knowledge and skills with respect to the design and construction of offshore drilling vessels makes a valuable contribution to the Board of Directors as we continue to oversee the construction of vessels to be added to our fleet. Education. Mr. Ong graduated from the University of Singapore in 1969 with a Bachelor in Mechanical Engineering.

Directorships for the past five years: None, other than our Board of Directors.

Duke R. Ligon, 71, has served as one of our directors since February 2011. Qualifications and Experience. Mr. Ligon is a lawyer and owns and manages Mekusukey Oil Company, LLC. From January 2007 to March 2010, Mr. Ligon worked as a Legal Strategic Advisor to Love’s Travel Shops & Country Stores, Inc. From February 1997 to January 2007, Mr. Ligon served as General Counsel and Senior Vice President of Devon Energy Corporation in addition to serving as a member of Devon’s Executive Management Committee. Prior to that, Mr. Ligon was a partner in the New York office of the law firm Mayer, Brown & Platt from 1995 to February 1997. From 1985 to 1995, Mr. Ligon worked as a Senior Vice President and Managing Director and the Head of Energy Merchant Banking for Bankers Trust Company in New York. Prior to that, Mr. Ligon worked for Corcoran, Hardesty, Whyte, Hemphill & Ligon P.C. as a partner in the law firm’s Washington D.C. office from 1982 through 1985. From 1975 to 1982, Mr. Ligon worked as a partner at Bracewell & Patterson and was a member of the firm’s Management Committee. Mr. Ligon worked as an Assistant Administrator in the Federal Energy Administration (the predecessor to the U.S. Department of Energy) from 1973 through 1975. In 1973, Mr. Ligon worked as a Director at the U.S. Department of the Interior and headed the Department’s Office of Oil and Gas. Prior to that, Mr. Ligon worked as the oil and gas advisor to U.S. Treasury Secretary John B. Connally in 1972. Before serving Secretary Connally, Mr. Ligon worked as an Assistant to the President of Continental Oil Company (Conoco) from 1971 through 1972. Prior to his experience with Continental Oil Company, Mr. Ligon served as a Captain in the United States Army from 1969 through 1971 and was awarded a Bronze Star for his service in the Republic of Vietnam. Through his experience in the energy industry and work with various law firms, Mr. Ligon provides insight into management matters and corporate strategy, including compensation and audit committee matters, that we believe is essential for a growing company. Education. Mr. Ligon received a B.A. from Westminster College in 1963 and a J.D. from the University of Texas School of Law in 1969.

Directorships for the past five years: SteelPath MLP Funds Trust (January 2010 to present), Pre-Paid Legal Services, Inc. (March 2007 to present), Blueknight Energy Partners, LLP (January 2009 to present), PostRock Energy (January 2006 to present) and Panhandle Oil & Gas (August 2007 to present).

John C.G. O’Leary, 56, has served as one of our directors since 2008 and as a director of Vantage Energy since its inception. Qualifications and Experience. Mr. O’Leary has over 31 years of industry experience. Mr. O’Leary is the CEO of Strand Energy, an independent consultancy firm with its head office in Dubai, UAE, providing advisory and brokerage services to clients in the upstream energy industry. Prior to forming Strand Energy, and from 2004 to 2006, Mr. O’Leary was a partner of Pareto Offshore ASA, a consultancy firm based in Oslo, Norway, providing consulting and brokerage services to customers in the upstream energy industry. Prior to commencing his work with Pareto Offshore in November 2004, Mr. O’Leary was President of Pride. He joined Pride in 1997 as Vice President of Worldwide Marketing. In addition to his experience in the oil and gas industry, which provides a view on the Board of Directors that encompasses the broader industry, Mr. O’Leary is experienced in finance and accounting matters and has extensive experience with financial statements. Education. Mr. O’Leary received an Honors B.E. in civil engineering from University College, Cork, Ireland in 1977. He holds two post-graduate degrees, one in Finance from Trinity College, Dublin and one in Petroleum Engineering from the French Petroleum Institute in Paris.

Directorships for the past five years: Technip (2008 to present) and Huisman-Itrec (2006 to present).

Steinar Thomassen, 65, has served as one of our directors since 2008 and currently serves as Lead Independent Director. Qualifications and Experience. Mr. Thomassen has over 32 years of direct industry experience. Mr. Thomassen served as Manager of LNG Shipping for StatoilHydro ASA (formerly Statoil ASA) from August 2001 until his retirement in December 2007 and was responsible for the acquisition and construction supervision of three large LNG tankers. Previously, Mr. Thomassen served as Vice President of Industrial Shipping for Navion ASA from October 1997 to July 2001 and for Statoil ASA from September 1992 to September 1997 and was responsible for the chartering and operation of a fleet of LPG, chemical and product tankers. Previously, Mr. Thomassen served as Chief Financial Officer for Statoil North America Inc., from December 1989 to August 1992, and functioned as the head of administration, personnel, accounting and finance. From January 1986 until November 1989 he was employed by Statoil AS and served as Controller for the Statfjord E&P producing division. From May 1976 until December 1986, Mr. Thomassen was employed by Mobil Exploration Norway Inc., where he held various international positions, including Project Controller for the Statfjord Development, and served as Project Controller and Treasurer of the Yanbu Development Project in Saudi Arabia from January 1982 until December 1986. Mr. Thomassen’s experience in various positions with oil and gas companies provides international construction, marketing and general operational experience. Further, through his demonstrated skills as a chief financial officer, Mr. Thomassen provides the Board of Directors and the Audit Committee with valuable insight on finance matters, financial statements and audit matters. Education. Mr. Thomassen graduated from the Oslo School of Marketing in 1968.

Directorships for the past five years: Joint Gas Ltd. (2002 to 2007) and Northern Transport LNG Ltd. (2002 to 2007).

Arrangement for Nomination of Directors

With respect to our current Board of Directors, Mr. Grantham was nominated in 2008 by F3 Capital, and Mr. Ong was nominated by F3 Capital in 2009. Further, in 2011, Messrs. Ligon and Bradshaw were also nominated by F3 Capital to replace Mr. Koichiro Esaka and Mr. Hsin-Chi Su, respectively, each of whom had previously served on our Board of Directors after being nominated by F3 Capital. Each of Messrs. Grantham, Ong, Ligon, and Bradshaw were subsequently reviewed and appointed as directors by our full Board of Directors and elected to the Board of Directors by shareholders. Mr. Thomassen was originally nominated to our Board of Directors by F3 Capital in 2008, however, our Board of Directors has renominated him for election in each subsequent year. Mr. Thomassen has been designated as the Lead Independent Director of the Board of Directors and is no longer considered a nominee of F3 Capital.

In connection with our acquisition of the construction contract for the drillship Dragonquest, subsequently renamed Titanium Explorer, we entered into a Voting Agreement and Irrevocable Proxy with F3 Capital and Mr. Hsin-Chi Su (the “Voting Agreement”). Pursuant to the terms of the Voting Agreement, F3 Capital and Mr. Su agreed not to submit any additional nominees for election to the Board of Directors for a period of twelve months, provided, however, that they may seek to propose alternative nominees in substitution of any of the four current directors nominated by F3 Capital. Any alternative nominee proposed by F3 Capital must be determined to be qualified to serve on the Board of Directors by the Nominating & Corporate Governance Committee prior to being included on the ballot at any shareholders meeting called for purposes of electing directors.

Required Vote

Directors are elected by a plurality, and the nine nominees who receive the most “FOR” votes will be elected. Abstentions and broker non-votes will not affect the outcome of the election.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” EACH NOMINEE TO THE BOARD OF DIRECTORS NAMED IN PROPOSAL 1.

INFORMATION CONCERNING OUR BOARD OF DIRECTORS

Communicating with the Board

Shareholders who wish to communicate to the Board of Directors should do so in writing to the following address:

[Name of Director(s) or Board of Directors]

Vantage Drilling Company

Attn: Investor Relations

777 Post Oak Boulevard, Suite 800

Houston, Texas 77056

All shareholder communications are logged and those not deemed frivolous, threatening or otherwise inappropriate are forwarded to the Chair of the Nominating and Corporate Governance Committee for distribution or, if addressed to the Audit Committee or Compensation Committee, forwarded to the appropriate committee chairman. Such chairman will review the received communication with the Board of Directors, or the group addressed in the communication, for the purpose of determining an appropriate response. Any communication received may be shared with management.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure

Our Board of Directors is committed to strong corporate governance and board independence. Our Board of Directors recognizes that having a shared Chief Executive Officer and Chairmanship can present an issue for some companies or some boards. However, the 2004 Blue Ribbon Commission of the National Association of Corporate Directors found that separation of the roles of chairman and chief executive officer was not necessary for effective board leadership. The Nominating and Corporate Governance Committee and the Board of Directors continue to consider the issue of board leadership and do not believe there is any material corporate governance benefit to separating these positions at this time. Our Chairman of the Board does not have any enhanced rights as a director, but has the same voting authority as any other director and the role of Chairman is one which is principally that of presiding at meetings of the Board of Directors and taking the initiative on establishing the proposed agenda for meetings of the Board of Directors, which is a role our senior management would play a significant part of regardless of which director serves as Chairman. Our Board of Directors continues to believe that the current structure is in the best interests of us and our shareholders and allows Paul A. Bragg, who serves as our Chairman and Chief Executive Officer, to focus on our strategy, business and operations.

The Board of Directors believes that there is no one best leadership structure model that is most effective in all circumstances. The Board of Directors retains the authority to separate the positions of Chairman and Chief Executive Officer in the future if such change is determined to be in our best interests and those of our shareholders. Thus, the Board of Directors remains flexible and committed to a strong corporate governance structure and board independence. The Board of Directors is committed to adopting corporate management and governance policies and strategies that promote our effective and ethical management. In this regard, the Board of Directors strongly believes that it should have maximum flexibility in deciding whether the offices of Chairman and Chief Executive Officer are combined or separate and, if separate, whether the Chairman should be an independent director or an employee.

The 2004 Blue Ribbon Commission also found that it is most important that an independent director serve as a focal point for the work of the independent directors. In 2009, as part of its commitment to strong corporate governance and independence, the Board of Directors established the position of Lead Independent Director. Mr. Thomassen currently serves as our Lead Independent Director. The Lead Independent Director is elected by our independent directors and ensures that (i) the Board of Directors operates independently of management and (ii) our directors and shareholders have an independent leadership contact. The Lead Independent Director is also responsible for:

•	Presiding over meetings of the non-management and independent members of the Board of Directors;

•	Preparing the agenda of the Board of Directors in conjunction with the Chairman and Chief Executive Officer;

•	Serving as a point of contact between non-management and independent members of the Board of Directors and the Chairman and Chief Executive Officer to report or raise matters;

•	Calling executive sessions of the Board of Directors; and

•	Consulting with the Chairman of the Compensation Committee to provide performance feedback and compensation information to the Chairman and Chief Executive Officer.

Board Assessment

As part of the Board of Directors’ annual assessment process, the Board of Directors evaluates our board and committee structure to ensure that it remains appropriate for us. Although the Board of Directors recognizes that there may be circumstances in the future that would lead to the separation of the roles of Chief Executive Officer and Chairman of the Board, the Board of Directors believes that the development of a formal policy is unnecessary at this time and may serve to limit flexibility to determine our ideal leadership structure.

Board of Directors’ Role in Risk Oversight

The Board of Directors is actively involved in our risk oversight. Although the Board of Directors as a whole has retained oversight over our risk assessment and risk management efforts, much of its oversight efforts is conducted through its various committees. Each committee, generally through its chairman, then regularly reports back to the full Board of Directors on the conduct of the committee’s functions. The Board of Directors, as well as the individual committees, also regularly hear directly from our key officers and employees involved in risk assessment and risk management. Set forth below is a description of the role of the various committees, and the full Board of Directors, in risk oversight.

The Audit Committee assists the Board of Directors in risk oversight by reviewing and discussing with management, internal auditors and the independent auditors our significant financial and other exposures, and guidelines and policies relating to enterprise risk assessment and risk management, including our procedures for monitoring and controlling such risks. In addition to exercising oversight over key financial and business risks, the Audit Committee oversees, on behalf of the Board of Directors, financial reporting, tax, and accounting matters, as well as our internal controls over financial reporting. The Audit Committee also plays a key role in oversight of our compliance with legal and regulatory requirements.

The Compensation Committee oversees the compensation programs for our officers. As part of that process the Compensation Committee ensures that the performance goals and metrics being used in our compensation plans and arrangements align the interest of executives with those of our shareholders and maximize our and our executives’ performance, without creating incentives for executives to take excessive or inappropriate risks.

The Nominating and Corporate Governance Committee has oversight over our governance policies and structures, management and director succession planning, as well as risks and efforts to manage our risks in those areas.

The full Board of Directors then regularly reviews the efforts of each of its committees and discusses the key strategic, financial, business, legal and other risks that we face, as well as our efforts to manage those risks.

We believe the current leadership structure of the Board of Directors supports the risk oversight functions described above by providing independent leadership at the committee level, with ultimate oversight by the full Board of Directors as led by our Chairman of the Board and Chief Executive Officer, as well as our Lead Independent Director.

Board Member Attendance at Meetings of Shareholders

Although we do not have a formal policy regarding attendance by members of the Board of Directors at meetings of our shareholders, we encourage directors to attend. Mr. Bragg attended the Extraordinary General Meeting in lieu of Annual General Meeting in July 2011.

Director Independence

There are no family relationships among any of our directors or executive officers. The Board of Directors has determined that the following members are independent as such term is defined under NYSE Amex rules: Messrs. Bradshaw, Estrada, Grantham, Guiscardo, Ligon and Thomassen. Mr. Thomassen has been designated as the Lead Independent Director.

Meeting Attendance and Board Committees

Meetings of the Board of Directors. During the year ended December 31, 2011, the Board of Directors held seven meetings. All directors attended 100% of the meetings of the Board of Directors and the committees on which they serve. We believe that attendance at meetings of the Board of Directors and its committees is only one criterion for judging the contribution of individual directors and that all directors have made substantial and valuable contributions.

Standing Committees. The Board of Directors also has four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating and Corporate Governance Committee. Each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee has a separate chairperson and charter, and the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committees are comprised solely of independent directors. The Board of Directors may also create additional committees from time to time with responsibilities for strategic planning, financing, and such other responsibilities as the Board of Directors shall determine to be appropriate.

Audit Committee. At December 31, 2011, the Audit Committee consisted of Jorge E. Estrada, Duke R. Ligon and Steinar Thomassen. Effective February 17, 2011, Koichiro Esaka resigned from the Board of Directors and the Audit Committee and was replaced by Duke R. Ligon. Mr. Thomassen serves as the Audit Committee Financial Expert and is the Chairman of the Audit Committee under the SEC rule implementing Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee reviews and recommends to the Board of Directors internal accounting and financial controls and accounting principles and auditing practices to be employed in the preparation and review of our financial statements. In addition, the Audit Committee has authority to engage public accountants to audit our annual financial statements and determine the scope of the audit to be undertaken by such accountants. The Audit Committee is also charged with reviewing and approving all related party transactions. As of December 31, 2011, all of the members of the Audit Committee were independent as such term is defined under NYSE Amex rules. The Audit Committee met seven times during the year ended December 31, 2011.

Compensation Committee. At December 31, 2011, the Compensation Committee consisted of Marcelo D. Guiscardo, Steven Bradshaw, Robert Grantham and Duke R. Ligon. Effective January 7, 2011, Hsin-Chi Su resigned from the Compensation Committee and was replaced by Robert Grantham. Effective February 17, 2011, Koichiro Esaka resigned from the Board of Directors and the Compensation Committee and was replaced by Duke R. Ligon. Effective April 14, 2011, Steven Bradshaw was appointed to the Compensation Committee in conjunction with his appointment to the Board of Directors. Marcelo D. Guiscardo serves as the Chairman of the Compensation Committee. All of the members, other than Mr. Su, were and are independent as such term is defined under NYSE Amex rules. The primary purpose of the Compensation Committee is to, among other things, discharge the responsibilities of directors relating to the compensation of our executives and to produce the report that the rules and regulations of the SEC require to be included in, or incorporated by reference into, our annual report and proxy statement. The Compensation Committee’s processes and procedures for determining executive compensation are described below in “Executive and Director Compensation—Compensation Committee Report.” The Compensation Committee met eight times during the year ended December 31, 2011.

Nominating and Corporate Governance Committee. At December 31, 2011, the Nominating and Corporate Governance Committee consisted of Jorge E. Estrada, Robert F. Grantham, Duke Ligon, and Steinar Thomassen. As of December 31, 2011, all of the members of the Nominating and Corporate Governance Committee were independent as such term is defined under NYSE Amex rules. On February 17, 2011, Mr. Ligon was appointed to the Nominating and Corporate Governance Committee in conjunction with his appointment to the Board of Directors. The primary purpose of the Nominating and Corporate Governance Committee is to (1) identify individuals qualified to become members of the Board of Directors, (2) recommend candidates to the Board of Directors to either fill vacancies on the Board of Directors or to stand for election to the Board of Directors at the next annual general meeting of our shareholders, (3) select nominees for each committee of the Board of Directors, (4) develop and recommend to the Board of Directors appropriate corporate governance policies for the Company, conduct a regular review of such policies and recommend to the Board of Directors any additions, amendments or changes thereto, and (5) perform such other functions as the Board of Directors may assign to the Nominating and Corporate Governance Committee from time to time. The Nominating and Corporate Governance Committee met three times during the year ended December 31, 2011.

Executive Committee. At December 31, 2011, the Executive Committee consisted of Paul A. Bragg and John C. G. O’Leary. Effective April 14, 2011, Hsin-Chi Su resigned from the Executive Committee in conjunction with his resignation from the Board of Directors. The Executive Committee does not have a charter and has been established primarily to address long and short-term strategic and structural matters that may come before the Board of Directors from time to time. The Executive Committee did not meet during the year ended December 31, 2011. The Board of Directors is currently evaluating this committee and is considering formation of a new committee that will meet informally with senior management regarding corporate development and strategic matters.

Director Nominations Process

Nominating functions are handled by the Nominating and Corporate Governance Committee pursuant to its charter. Our M&A do not currently contain specific provisions that address the process by which a shareholder may nominate an individual to stand for election to the Board of Directors. We do not have a formal policy concerning shareholder recommendations for election of nominees to the Board of Directors. Other than the nominees of F3 Capital, we have not received any recommendations from shareholders requesting that the Nominating and Corporate Governance Committee consider a candidate for inclusion among the Nominating and Corporate Governance Committee’s slate of nominees in our proxy statement, and we believe that no formal policy concerning shareholder recommendations is needed.

In evaluating director nominees, the Nominating and Corporate Governance Committee considers, among other things, the following factors:

•	the appropriate size of the Board of Directors;

•	our needs with respect to the particular talents and experience of our directors;

•	experience at a policy-making level;

•	strategic thinking;

•	depth of understanding of our business and industry;

•	experience with accounting rules and practices;

•	a general understanding of marketing, financing and other disciplines relevant to the success of a publicly-traded company;

•	a general understanding of sound principles of corporate governance; and

•	the desire to balance the considerable benefit of continuity on the Board of Directors with the periodic injection of the fresh perspectives provided by new members.

Although we have no formal policy with respect to diversity, the goal of the Nominating and Corporate Governance Committee is to assemble a Board of Directors that brings us a variety of perspectives and skills derived from high quality business and professional experience. Current members of the Nominating and Corporate Governance Committee and Board of Directors are also polled for suggestions as to individuals meeting such criteria. Research may also be performed to identify qualified individuals. We have never engaged third parties and search firms to identify or evaluate or assist in identifying potential nominees.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it deems to be in the best interests of us and our shareholders. The Nominating and Corporate Governance Committee does, however, believe that, in accordance with the rules of the NYSE Amex, it is appropriate that a majority of the members of the Board of Directors meet the definition of “independent director” set forth in the rules of the NYSE Amex. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board of Directors.

There have not been any material changes to the procedures by which shareholders may recommend nominees to the Board of Directors.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees (the “Code of Conduct”). Our Code of Conduct is available at www.vantagedrilling.com on the “Corporate Governance” page under the link “Vantage Code of Conduct and Ethics.” We intend to include on our website any amendments to, or waivers from, a provision of the Code of Conduct that applies to our principal executive officer, principal financial officer, or controller that relates to any element of the “code of ethics” definition contained in Item 406(b) of Regulation S-K.

Where to Find Corporate Governance Information

The charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and our Code of Conduct, are available on our website: www.vantagedrilling.com under “Corporate Governance.” Copies of these documents are also available in print form at no charge by sending a request to Investor Relations, Vantage Drilling Company, 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056.

(Proposal 2)

TO APPROVE ORDINARY RESOLUTION TO INCREASE SHARE CAPITAL

General

Currently we are authorized to issue up to 400,000,000 ordinary shares. As of May 16, 2012, 291,884,406 ordinary shares were issued and outstanding, 7,125,224 ordinary shares were reserved for issuance under the 2007 Plan, which includes ordinary shares underlying unvested awards and ordinary shares remaining available for future issuance, and 2,354,900 shares issuable upon exercise of outstanding warrants and other convertible securities. Accordingly, 84,846,511 ordinary shares remain unissued and unreserved. Although shareholders did not approve an increase in our share capital at our last extraordinary general meeting in lieu of an annual general meeting, we believe that approval of the increase in our share capital by shareholders is vitally important to us for the reasons noted below and therefore the matter is being resubmitted to shareholders.

We desire to increase the number of ordinary shares available for issuance to ensure that enough ordinary shares will be available in the event that the Board of Directors determines that it is necessary or appropriate to raise additional capital through the sale of equity securities to finance the construction or acquisition of vessels, to acquire another company or its assets, to provide equity incentives to employees and officers, or for other corporate purposes. We may need to raise additional capital to finance the construction costs of the Tungsten Explorer. As a result of favorable market conditions, the Board of Directors may determine that it is in our and our shareholders’ best interests to finance these construction costs by raising additional capital through the sale of our ordinary shares or a security convertible into ordinary shares. The Board of Directors believes that it is in our and our shareholders’ best interest to increase our authorized ordinary share capital to enable us to promptly respond to market conditions and favorable opportunities without the delay and expense associated with holding a special meeting of shareholders. The Board of Directors has no immediate plans, understandings, agreements or commitments to issue additional ordinary shares for any purpose not previously disclosed.

The possible future issuance of equity securities consisting of ordinary shares or securities convertible into ordinary shares could affect our current shareholders in a number of ways, including the following: (i) diluting the voting power of the current holders of ordinary shares; (ii) diluting the market price of the ordinary shares, to the extent that the new ordinary shares are issued and sold at prices below current trading prices of the existing ordinary shares, or if the issuance consists of equity securities convertible into ordinary shares, to the extent that the securities provide for the conversion into ordinary shares at prices that could be below current trading prices of the ordinary shares; (iii) diluting the earnings per share and book value per share of the outstanding ordinary shares; and (iv) making the payment of dividends on ordinary shares potentially more expensive.

Proposed Ordinary Resolution

Our Board of Directors has approved, and proposes and recommends to shareholders that they adopt, the following ordinary resolution to increase our authorized ordinary share capital:

“IT IS RESOLVED, THAT the authorised share capital of the Company be increased from (i) US$400,000 divided into 400,000,000 ordinary shares of US$0.001 par value each and (ii) US$10,000 divided into 10,000,000 preferred shares of US$0.001 par value each, by the creation of an additional 100,000,000 ordinary shares of US$0.001 par value each, to (i) US$500,000 divided into 500,000,000 ordinary shares of US$0.001 par value each and (ii) US$10,000 divided into 10,000,000 preferred shares of US$0.001 par value each.”

If Proposal 2 is approved at the Meeting, it will become immediately effective.

Required Vote

This proposal requires approval by the affirmative vote of an ordinary resolution being an affirmative vote of a simple majority of the shareholders who, as being entitled to do so, vote in person or by proxy on this proposal at the Meeting.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

(Proposal 3)

TO APPROVE ORDINARY RESOLUTION TO RATIFY APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

UHY LLP, a U.S. based accounting firm (“UHY”), has served as our independent registered public accounting firm, and the independent registered public accounting firm of our predecessor, since 2006. The Audit Committee, in its capacity as a committee of the Board of Directors, has appointed UHY to audit our financial statements for the year ending December 31, 2012. Representatives of UHY plan to attend the Meeting and will be available to answer appropriate questions from shareholders. These representatives will be able to make a statement at the Meeting if they wish, although we do not expect them to do so.

Shareholder ratification of the appointment of UHY is not required by the rules of the NYSE Amex or the SEC or by our M&A. However, the Board of Directors is submitting the appointment of UHY to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the appointment, the Audit Committee will review its future selection of our independent registered public accounting firm. Even if the appointment of UHY is ratified, the Audit Committee may change to a different independent registered public accounting firm if it determines a change may be in the best interest of us and our shareholders.

Required Vote

The approval of the ratification of the appointment of UHY as our independent registered public accounting firm for the fiscal year ending December 31, 2012 requires the affirmative vote of a simple majority of the shareholders who, as being entitled to do so, vote in person or by proxy on this proposal at the Meeting. For the approval of the ratification of the appointment of UHY, you may vote “FOR” or “AGAINST” or abstain from voting.

Board Recommendation

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A

VOTE “FOR” PROPOSAL 3.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews and recommends to the Board of Directors internal accounting and financial controls and accounting principles and auditing practices to be employed in the preparation and review of our financial statements. In addition, the Audit Committee has authority to engage public accountants to audit our annual financial statements and determine the scope of the audit to be undertaken by such accountants. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. The independent registered public accounting firm reports directly to the Audit Committee.

Management is responsible for the preparation, presentation, and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal control over financial reporting. Our independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to monitor and oversee these processes and the engagement, independence and performance of our independent registered public accounting firm. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

The Audit Committee met with our independent registered public accounting firm and discussed the overall scope and plans for their audit. The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

UHY also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T and the Audit Committee discussed with the independent registered public accounting firm its independence. When considering UHY’s independence, the Audit Committee considered the non-audit services provided to us by the independent registered public accounting firm and concluded that such services are compatible with maintaining the firm’s independence.

The Audit Committee reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2011 with management and UHY. Based on the Audit Committee’s review of the audited consolidated financial statements and the meetings and discussions with management and the independent registered public accounting firm, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the charter of the Audit Committee, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

By the Audit Committee of the Board of Directors,

Jorge E. Estrada

Duke R. Ligon

Steinar Thomassen

INFORMATION REGARDING THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT’S

FEES, SERVICES AND INDEPENDENCE

Independent Public Accountant Fees

For the years ended December 31, 2010 and 2011, UHY billed the approximate fees set forth below:

Fees	Year Ended December 31, 2010	Year Ended December 31, 2011
Audit Fees (1)	$580,600	$535,500
Audit-Related Fees (2)	—	$52,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$580,600	$587,000

(1)	Audit Fees include fees billed for professional services rendered for the integrated audit of our annual consolidated financial statements, the review of the interim consolidated financial statements included in our quarterly reports, and other related services that are normally provided in connection with statutory and regulatory filings.
(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations and due diligence in connection with mergers and acquisitions, attestation services related to financial reporting that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Accountant

The Audit Committee has adopted certain policies and procedures regarding permitted audit and non-audit services and the annual pre-approval of such services. Each year, the Audit Committee will ratify the types of audit and non-audit services of which management may wish to avail itself, subject to pre-approval of specific services. Each year, management and the independent registered public accounting firm will jointly submit a pre-approval request, which will list each known and/or anticipated audit and non-audit service for the upcoming calendar year and which will include associated budgeted fees. The Audit Committee will review the requests and approve a list of annual pre-approved non-audit services. Any additional interim requests for additional non-audit services that were not contained in the annual pre-approval request will be considered during quarterly Audit Committee meetings.

All services provided by UHY during the year ended December 31, 2011 were approved by the Audit Committee. UHY acts as our principal independent registered public accounting firm. As of December 31, 2011, UHY leased all its personnel, who work under the control of UHY partners, from wholly-owned subsidiaries of UHY Advisors, Inc. in an alternative practice structure. UHY has no full-time employees and therefore, none of the audit services performed were provided by permanent full-time employees of UHY. UHY manages and supervises the audit services and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

(Proposal 4)

TO APPROVE, BY A SHAREHOLDER NON-BINDING ADVISORY VOTE, THE COMPENSATION

PAID TO NAMED EXECUTIVE OFFICERS

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and in accordance with the recommendation by our Board of Directors and approval by our shareholders of an annual “Say on Pay” vote , the Board of Directors is submitting a “Say on Pay” proposal for shareholders for consideration. This proposal provides shareholders with the opportunity to cast an advisory vote on our executive compensation program. Our overall compensation program is intended to ensure that the compensation and incentive opportunities provided to our executives and employees remain competitive and provide the motivation to deliver the extra effort that leads to returning value to our shareholders. The primary objective of our executive compensation program is to provide competitive pay opportunities that are commensurate with the Company’s performance, that recognize individual initiative and achievements and that enable us to retain and attract qualified executive officers who are focused on our goals and long term success.

The Board of Directors invites you to review carefully the Compensation Discussion and Analysis beginning on page 19 and the tabular and other disclosures on executive compensation beginning on page 29. Based upon that review, the Board of Directors recommends that the shareholders approve, on an advisory basis, the compensation of our named executive officers, including the compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.

While the vote does not bind the Board of Directors to any particular action, the Board of Directors values the input of our shareholders, and will take into account the outcome of this vote in considering future compensation arrangements.

Required Vote

The “Say-on-Pay” vote is advisory, and therefore not binding on us, the Compensation Committee or the Board of Directors. However, the Compensation Committee and the Board of Directors value the opinions of our shareholders and, to the extent there is any significant vote against the executive compensation of our named executive officers, we will take into account our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL

OF THE COMPENSATION PAID BY THE COMPANY TO ITS NAMED EXECUTIVE OFFICERS

AS DESCRIBED IN THIS PROXY STATEMENT.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

The following discussion and analysis is intended to provide an explanation of our executive compensation program with respect to those individuals identified in the Summary Compensation Table below and referred to as our “named executive officers.”

We had a year of significant accomplishments in 2011 including growing revenue by approximately 74.3% and income from operations by 134.8% over the prior year. These strong operating results were driven by the successful first year of operations of our drillship Platinum Explorer, which commenced operations December 29, 2010, and achieving in excess of 99% productive time for our fleet of four jackups. We achieved these results while maintaining a culture of quality and safety exemplified by our total recordable incident rate of 0.95. Additionally, we were able to grow our fleet by acquiring the Tungsten Explorer drillship, under construction at the DSME Shipyard in Korea with delivery scheduled for the second quarter of 2013. We financed the down payment for the Tungsten Explorer drillship and the repayment of a term loan for our Aquamarine Driller jackup rig through the issuance in June 2011 of $225.0 million of 11.5% Senior Secured Notes, issued at a premium of 108% of par.

Compensation Philosophy and Objectives

We have adopted an executive compensation program that reflects our philosophy that executive officers’ compensation should be closely aligned with the long-term interest of shareholders and that compensation should be strongly correlated with company-wide and individual performance. Our executive compensation program places an emphasis on equity-based incentives and performance based compensation. The key business metrics we consider in establishing targets and measuring the performance of our executive officers include:

•	Safety performance;

•	Strong financial performance;

•	Customer satisfaction; and

•	Growth

The objectives of our executive compensation program are to attract, retain and motivate experienced high-quality professionals to meet the long-term interest of our shareholders and to reward outstanding performance. Many of our competitors are larger, more established offshore drilling companies with greater financial resources. In order to compete with these established offshore drilling companies, we must offer compensation competitive to the compensation of the executive officers of our peer group, which includes some of our larger competitors.

Consistent with our philosophy and objectives, we have designed a compensation program which we believe to be competitive with our peer group and have evaluated the mix of compensation between fixed (annual base salary) and performance-based compensation (typically annual incentive and long-term incentive plan awards). The Compensation Committee reviews each of the components of compensation and the metrics to evaluate the performance of our executives on an annual basis.

The components of our compensation program include:

•	Annual Base Salary. The fixed cash component of our compensation program is used to attract and retain executives at levels intended to be competitive with the peer group. Currently base pay for our top five executive officers ranges from 91% to 108% of market median for our peer group.

•	Annual Cash Incentive Awards. This component of our compensation program is an annual cash payment based on our performance relative to the metrics established by the Compensation Committee and the individuals’ performance measured against his individual performance goals.

•	Time-vested Equity Awards. This component of our compensation program consists of time-vested restricted shares and/or options and is designed to encourage retention and align the executives’ interest with our shareholders.

•	Performance-based Equity Awards. This component of compensation consists of performance-based restricted shares, options and/or cash and is designed to focus executives’ performance on our business and financial performance which should generate long-term shareholder value.

•	Other Benefits. This component of our compensation program consists primarily of a match for U.S. participants in a 401(k) plan, car allowances and subsidizing employees on foreign assignments including expatriate housing, schooling, home airfare and foreign taxes.

Our Compensation Committee has also adopted a Change of Control Policy (the “COC Policy”) in order to foster a stable and secure working environment whenever we are evaluating significant corporate transactions. The COC Policy generally provides for payments to be made and benefits to be provided to qualified individuals in the event we undergo a change of control and a qualified individual’s employment is terminated. See “Elements of our Compensation Program—Severance and Other Termination Payments” for more on the COC Policy.

Compensation Committee

Our Compensation Committee is responsible for determining the compensation of our directors and executive officers as well as establishing our compensation philosophies. The Compensation Committee operates independently of management and annually seeks advice from advisors as it believes is appropriate. The Compensation Committee reviews our compensation program including the allocation of the respective components of compensation, guidelines for the long-term incentive plan, and the metrics for the annual incentive plan and the individual goals for the executive officers.

Benchmarking of Compensation and Compensation Consultant

The Compensation Committee believes that current practices of similarly-situated, publicly-held companies in the offshore contract drilling industry provide important information when making our compensation-related decisions. Accordingly, it considers the cash and equity compensation practices of other publicly held companies in the offshore contract drilling industry through the review of such companies’ public reports and through other resources. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, the Compensation Committee believes that gathering this information is an important part of our compensation-related decision-making process.

In 2008, the Compensation Committee retained Stone Partners Inc. (“Stone Partners”) to provide initial recommendations to us regarding our compensation program. This analysis included the establishment of the initial peer group for benchmarking purposes and review of the 2007 LTIP. For 2009 and 2010, Stone Partners advised the Compensation Committee with respect to industry compensation trends in the oil and gas services industry, focusing on international offshore drilling companies. In 2011, the Compensation Committee engaged Stone Partners to perform a comprehensive review of our compensation program. Included in the 2011 comprehensive review, Stone Partners re-evaluated our peer group to reflect our current size and performance. Additionally, in forming its recommendations, Stone Partners has supplemented its peer review with data from the Stone Partners Oilfield Services and Manufacturing Industry Survey, the Mercer Energy Compensation Survey and the Watson Wyatt Top Management Compensation Survey.

The Compensation Committee also consulted Stone Partners in its review of the terms and conditions of employment agreements that we entered into with our named executive officers in June 2008, other than Mr. Munro whose employment contract was executed in May 2008, and Mr. Thomson whose employment contract was executed in October 2009.

In performing its analysis and making recommendations, Stone Partners reported to and acted at the direction of the Compensation Committee. The Compensation Committee did not adopt all of the recommendations of Stone Partners, but utilized their work and its own judgment in making compensation decisions. Stone Partners is not affiliated with any of our directors or officers. Our executive management did not engage Stone Partners and did not direct or oversee the executive compensation analysis and recommendations of Stone Partners.

Peer Group

In 2008, the Compensation Committee evaluated our strategic plan and determined that we needed to attract an experienced management team from established international offshore drilling companies. Accordingly, we needed to design an executive compensation program that would attract the necessary executive talent. Together with Stone Partners, the Compensation Committee established the initial peer group of public companies including Pride International, Inc., Noble Corporation, ENSCO International Incorporated, Rowan Companies, Inc., Oceaneering International, Inc., Hercules Offshore, Inc., Complete Production Services, Inc., Grey Wolf, Inc. (subsequently acquired by Precision Drilling Trust), Parker Drilling Company and Atwood Oceanics, Inc.

For 2009 and 2010, the Compensation Committee and Stone Partners evaluated the compensation program by updating the 2008 recommendations for compensation trends in the broad oilfield services sector and did not evaluate a specific peer group.

In 2011, as part of the comprehensive review of the compensation program, Stone Partners reviewed the peer group to reflect changes in the industry participants and to reflect our current size and performance. The peer group for the 2011 compensation program includes Atwood Oceanics, Inc., Bristow Group, Inc., Complete Production Services, Inc., Ensco plc, Gulfmark Offshore, Inc., Helmrich & Payne, Inc., Hercules Offshore, Inc., Oceaneering International, Inc., Parker Drilling Co., Pride International, Inc., Rowan Companies, Inc., Seadrill Ltd., and Songa Offshore SE.

In addition to the companies included in the peer group, Stone Partners reviewed the compensation programs for Noble Corp., Diamond Offshore Drilling, Inc., Nabors Industries Ltd., Transocean Ltd., Weatherford International Ltd., and Schlumberger Ltd. While these companies are larger than us, consideration was given to their compensation practices as they operate in several of the international jurisdictions that we operate in and they are direct competitors to us for highly-skilled executives.

Shareholder vote on Executive Compensation

The Compensation Committee also considered the results of the shareholders’ approval in a non-binding vote of the compensation paid to our named executive officers.

Role of Executive Officers in Compensation Decisions

The compensation of our Chief Executive Officer and the other named executive officers was previously established pursuant to the terms of their respective employment agreements. The Compensation Committee consulted with Stone Partners in its review of the terms and conditions of these agreements (except Messrs. Munro and Thomson, as discussed above). Our Chief Executive Officer played a role in our executive compensation decisions for other officers in 2011. Our Chief Executive Officer reviewed the performance of all officers and made his compensation recommendations to the Compensation Committee. In forming his recommendations, the Chief Executive Officer considered the performance of the individuals evaluated, their tenure with us, their initial compensation package upon joining us and any subsequent modifications, internal pay equity matters and our performance. While the Compensation Committee considered these recommendations, the final evaluation of the individual and company-wide performance was determined by the Compensation Committee.

Elements of our Compensation Program

As described above, there are five primary components to our executive compensation—annual base salary, annual cash incentive awards, time-based equity awards, performance-based equity awards and, with respect to executives resident in foreign countries, expatriate executive perquisites. These are described in greater detail below.

Annual Base Salary. We attempt to set executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at peer group companies. The Compensation Committee will review base salaries annually, subject to contractual obligations under the employment agreements with our executives. For 2011, our Compensation Committee, based on the Stone Partners comprehensive review, determined that Messrs. Bragg and Smith’s base salaries were below 90% of market median. Accordingly, the Compensation Committee adjusted the base salaries of Messrs. Bragg and Smith to meet this threshold. Each of Messrs. Halkett, Munro and Thomson’s salaries either met or exceeded the 90% threshold and therefore were not adjusted. In mid-2011, we implemented a policy whereby any of our employees based in Singapore will have their salaries increased by 6% due to the increased costs of living in the region. As Messrs. Halkett, Munro and Thomson are each based in Singapore, they received a salary increase in accordance with this policy.

Annual Cash Incentive Awards. All of our executive officers participate in an annual cash incentive plan. Under this plan, each executive officer is assigned a target and a maximum bonus expressed as a percentage of his annual base salary. The target bonus percentage and maximum bonus percentage for each of our named executive officers for 2011 is set forth below:

Name	Title	Target Award Percentage	Maximum Award Percentage
Paul A. Bragg	Chief Executive Officer	100%	200%
Douglas G. Smith	Chief Financial Officer	75%	150%
Douglas W. Halkett	Chief Operating Officer	80%	160%
Donald Munro	Vice President—Operations	70%	140%
William L. Thomson	Vice President—Assets & Engineering	70%	140%

Target and maximum award percentages in the table above were established by our Compensation Committee in January 2011. As is typical among our peer group, target and maximum award percentages vary among the named executive officers based on the potential impact each position has on our financial performance. For 2011, target and maximum award levels were established at a level designed to approximate the median anticipated annual cash award opportunities for executives in comparable positions within our peer group.

The amount of the award actually earned by an executive is based on performance relative to pre-established departmental, strategic, safety, and financial goals and individual goals. Under this structure, each performance category has a threshold, target, and maximum percentage assigned to the level of performance in that category, and each category is assigned a weighted percentage that corresponds to an executive’s target award percentage. As a result, executives’ awards are determined by multiplying the level of performance for each category by the percentage of each executive’s award allocated to that category (threshold, target and maximum percentages were set at 60%, 100% and 200%, respectively, for 2011). For example, if an executive obtained the threshold level of strategic performance, and his strategic performance weighted allocation was set at 30%, he would receive 18% percent of his target award (60% threshold multiplied by 30% weighted allocation).

The following table indicates the percentage of each executive’s target award that could be earned allocated by category:

Name	Strategic	Financial	Safety	Departmental	Individual
Paul A. Bragg	30%	30%	10%	N/A	30%
Douglas G. Smith	30%	30%	10%	N/A	30%
Douglas W. Halkett	30%	30%	10%	N/A	30%
Donald Munro	20%	20%	20%	20%	20%
William L. Thomson	20%	20%	20%	20%	20%

For 2011, the Compensation Committee established goals focused in each category as follows:

Strategic. The strategic goals for 2011 were focused on (i) improving profitability by reducing fixed cost relative to the size of our fleet and improving the costs of capital, (ii) growth of the fleet whether by acquisition, newbuild or increasing management contracts, (iii) share price performance, and (iv) increasing overhead efficiency in our internal controls and information technology. The Compensation Committee determined that each of the named executive officers achieved 81% performance for the strategic goals.

Financial. The 2011 financial targets included (i) revenue (excluding reimbursable costs under our construction management agreements), (ii) earnings before interest, taxes, depreciation and amortization (“EBITDA”), (iii) earnings per share (“EPS”), and (iv) productive time on our fleet. The weighting in the bonus calculation for these metrics was 20%, 50%, 10%, and 20%, respectively. Each of these targets was established for specific objectives and the Compensation Committee considered adjustments to the financial results for one-time and non-routine charges.

Revenue. The objectives measured by the revenue target were for growth of our business, contract coverage for our fleet and productive time in the operation of our fleet.

EBITDA. EBITDA is a non-GAAP financial measure as defined under the rules of the SEC, and is intended as a supplemental measure of our performance. The objectives for EBITDA were used as benchmark for cash flows as there is a direct correlation between the cash flow generated from operating activities and EBITDA.

EPS. The objective measured by EPS was our overall profitability.

Productive Time. The objectives measured by the productive time were for the overall management of our business and operational efficiency. Included in the productive time analysis, we included the days off contract for mobilization or shipyard upgrades, as efficiently managing these projects will increase our overall revenue and cash flows.

The following is the calculation of the assessment of the financial targets for 2011:

(dollars in millions, except EPS)
	Minimum	Target	Maximum	Results	Bonus Achievement	Weighting	Contribution
EPS	$(0.25)	$(0.21)	$(0.19)	$(0.28)	—	10%	—
EBITDA	$170.3	$189.2	$227.1	$176.7	73%	50%	37%
Operating Revenue (1)	$360.8	$401.0	$481.2	$388.9	88%	20%	17%
Productive Time	82%	86%	95%	91%	155%	20%	31%
	Total Weighted-Average Financial Metrics						85%

(1)	Does not include revenue from reimbursable costs under construction management agreements or drilling contracts.

Quality Health & Safety. Quality, Health and Safety are essential elements of our operations for both the well being of our employees and our long term business prospects. As part of our Quality, Health and Safety goals, we measured our quality on the basis of customer satisfaction surveys and the relative improvement in our survey results. The customer satisfaction surveys are designed to measure our customers’ satisfaction with safety, rig efficiency, responsiveness, and overall quality of operations. During 2011, we exceeded our targets for the customer satisfaction surveys and improved the results throughout the year. Safety was measured by the Lost Time Incident Rate (“LTIR”) and the Total Recordable Incident Rate (“TRIR”), as work place safety indicators. We achieved LTIR and TRIR of .32 and .95, respectively for 2011 as compared to our targets of .45 and .90. Based on a review of the customer satisfaction surveys, LTIR and TRIR, the Compensation Committee determined that the level of achievement for the quality, health and safety metrics was 99%.

Departmental. The 2011 departmental goals for our operations and engineering departments are focused on achieving increased operational efficiencies across our fleet and taking the necessary steps for the Titanium Explorer to commence operations during 2011. For purposes of these departmental goals, our executives’ performance was largely measured against the budgeted performance for our fleet and management projects, and the delivery and commencement of operations on the Titanium Explorer. In order to receive the target award, performance must have been is in line with our budgets and schedules, with above target awards to be earned only upon achieving substantial improvement over expected performance. For 2011, Messrs. Munro and Thomson were each determined to have achieved 90% of their departmental goals.

Individual. This approach focused on establishing goals for each named executive officer that were appropriate based on the executive’s primary area of responsibility. Generally, an executive will receive his target award only for the achievement of all of his individual goals, but under certain circumstances may receive an award above target if one or more goals are obtained more quickly than targeted or if the goal is performed to a level that is above and beyond the requirement necessary to achieve the target award.

For 2011, Mr. Bragg’s individual goals included fleet expansion, improving the Company’s balance sheet and reducing the Company’s costs of capital, improvement in communication with the Board of Directors, and improvement in the Company’s internal systems and controls. Mr. Smith’s individual goals included expanding risk management and analysis, enhancing the financial department’s coordination with marketing and operations, streamlining the financial reporting process and adopting key performance indicators, reducing the costs of capital and supporting internal control and systems initiatives. Mr. Halkett’s individual goals included fleet expansion, analyzing operations and technical department infrastructure to enhance profitability, supporting internal control and systems initiatives, achieving on-time delivery of the Titanium Explorer and improving the Company’s quality, health and safety programs. Mr. Munro’s individual goals included the on-time delivery of the Titanium Explorer, successfully completing the shipyard upgrade project for the Topaz Driller and operational visits to each of our rigs and clients to enhance client satisfaction. Mr. Thomson’s individual goals included obtaining additional construction management projects, successfully managing shipyard projects, including fleet upgrades, and enhancing coordination with the Company’s marketing department to provide technical support to contracting efforts.

For 2011, Messrs. Bragg, Smith, Halkett, Munro and Thomson accomplished the majority of their individual goals and achieved approximately 88%, 88%, 85%, 86% and 85% of target, respectively.

We believe that all target goals, while intentionally presenting a significant challenge, are realistic and achievable by our executives in most instances, if they perform their duties with the degree of care and diligence that we expect of them. With respect to individual goals for the year and the total amount of the cash incentive award that could be earned by each executive, Mr. Bragg provided his recommendations to the Compensation Committee, which were based on his knowledge of the industry, and recommendations from other members of our executive team, and the Compensation Committee determined the actual amounts and individual goals for each executive.

During 2011, our company-wide and individual performance goals then in effect were as described above. The target and actual cash awards paid to each of the named executive officers are shown in the table below. The actual cash awards are also shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table which follows this Compensation Discussion and Analysis.

	2011 Non-Equity Incentive Awards
Name	Target Bonus as a % of Salary	Payout Range as a % of Target	Target Bonus Award ($)	Maximum Award ($)	Actual Cash Award ($)
Paul A. Bragg	100%	86%	530,577	1,030,000	457,368
Douglas G. Smith	75%	86%	224,079	435,000	193,160
Douglas W. Halkett	80%	85%	320,000	640,000	272,390
Donald Munro	70%	88%	192,500	385,000	169,993
William L. Thomson	70%	88%	185,500	371,000	163,477

Time-based and Performance-based Equity Awards. We use a combination of restricted share awards and share options and other equity-based awards to retain our executives and align their interests with our shareholders. During 2011, the Compensation Committee reviewed the levels of share ownership of our executives, the total targeted compensation levels for our executives, industry compensation trends and the mix of fixed compensation versus variable compensation. Based on this review, the Compensation Committee established initial guidelines that at least 33% of future equity awards for executives will be performance-based awards. The vesting periods for time-based and performance-based awards are four years and three years, respectively. For 2011, the Compensation Committee made performance unit awards to Messrs. Bragg, Smith, Halkett, Munro and Thomson of 313,600, 112,400, 183,800, 94,800 and 91,400 units, respectively. These performance units will vest, if at all, based on the Company’s achievement of total shareholder return (“TSR”) measured against our peer group, with one third of the total award available for vesting in each year of the three year vesting period. The number of shares that will be awarded to each executive in any year of the performance period corresponds with the total number of performance units awarded, with each executive eligible to receive 40% of the award (upon achievement of TSR ranking at the 25th percentile of peer group), 100% of the award (upon achievement of TSR ranking at the 50th percentile of peer group), and up to 150% of the award (upon achievement of TSR ranking at the 90th percentile of peer group). Additionally, for any year of the performance period during which the TSR falls below the target, performance units equal to the difference between the actual TSR achieved and the target TSR will remain eligible for vesting if we achieve cumulative TSR over a multi-year period that is in excess of the target TSR.

Compensation Clawback Provisions. Beginning in 2011, any compensation, including equity awards, to our officers which was determined based on the calculation of our performance against financial metrics will be subject to recovery by us in the event that such financial metrics are negatively impacted by a restatement of our financial statements.

Guidelines for Executive Share Ownership. We have established initial share ownership guidelines for our named executive officers. Within three years of the adoption of these guidelines, or in the event of a new hire, within five years of initial employment, the Chief Executive Officer shall hold share ownership equal to not less than five times his annual base pay and all other named executive officers shall hold share ownership of not less than three times their annual base pay. For purposes of calculating share ownership, the named executive officers may include in the calculation the unvested portion of restricted share awards valued at the then current market price.

2010 Executive Retention Plan. Due to the unavailability of shares necessary to make awards to our officers, in 2010, in line with the recommended amounts included in their employment agreements, the Compensation Committee adopted the 2010 Executive Retention Plan (“2010 ERP”). Awards under the 2010 ERP were made to executive officers and Mr. O’Leary. Each award paid under the 2010 ERP vests over a four year period with such vesting to occur quarterly on January 1, April 1, July 1 and October 1 of each year, such that one-sixteenth of the total award shall vest on each quarterly vesting date. Upon vesting, each award payable under the 2010 ERP shall be paid in cash, net of applicable withholdings. If a participant has their employment or engagement with us terminated for any reason prior to a vesting date, that participant shall immediately forfeit any unvested award under the 2010 ERP; provided, however, that such awards shall not be forfeited if the termination is (a) without “cause”, (b) due to disability, death or for “good reason” or (c) within two (2) years following a “change of control” (in each case, as such term is defined in the 2010 ERP). In the event a participant’s employment or engagement is terminated under any of the circumstances set forth in clauses (a) through (c) of the immediately preceding sentence, then the vesting of any unvested portion of an award under the 2010 ERP shall be accelerated so that the award is fully vested on the participant’s termination date.

The total value of the awards made under the 2010 ERP for our executive officers are as follows:

	2010 Award	Unvested (as of December 31, 2011)
Paul Bragg	$1,158,750	$869,063
Douglas Smith	$467,363	$350,523
Douglas Halkett	$780,000	$585,000
Donald Munro	$453,750	$340,313
William Thomson	$437,250	$327,938

2012 Compensation Program

Base Salary. The Compensation Committee has determined that base salaries for our executive officers will be maintained at current levels for 2012. This determination will be made on an annual basis and we may adjust base salaries from time to time in order to respond to industry trends or market conditions.

Annual Cash Incentive Awards. The target bonus percentage and maximum bonus percentage for each of our named executive officers for 2012 is set forth in the table below:

Name	Title	Target Award Percentage	Maximum Award Percentage
Paul A. Bragg	Chief Executive Officer	100%	200%
Douglas G. Smith	Chief Financial Officer	75%	150%
Douglas W. Halkett	Chief Operating Officer	80%	160%
Donald Munro	Vice President—Operations	70%	140%
William L. Thomson	Vice President—Assets & Engineering	70%	140%

The following table indicates the percentage of each executive’s target award that could be earned allocated by category:

Name	Strategic	Financial	Safety	Departmental	Individual
Paul A. Bragg	30%	30%	10%	N/A	30%
Douglas G. Smith	30%	30%	10%	N/A	30%
Douglas W. Halkett	30%	30%	10%	N/A	30%
Donald Munro	20%	20%	20%	20%	20%
William L. Thomson	20%	20%	20%	20%	20%

Strategic. The strategic goals for 2012 are focused on: (i) improving profitability by reducing fixed costs, (ii) expanding our fleet through acquisitions and/or newbuild contracts, (iii) reducing our costs of capital, and (iv) improving our share price.

Financial. The financial targets for 2012 are as follows:

	Threshold	Target	Maximum
Operating Revenue (1)	$477.9	$531.0	$637.2
EBITDA	$207.0	$229.9	$275.9
EPS	$(0.02)	$(0.01)	$(0.00)
Productive Time	90.8%	95.6%	99%

(1)	Does not include revenue from reimbursable costs under construction management agreements or drilling contracts.

Quality Health & Safety. Safety is an essential element of our operations for both the well being of our employees and our long term business prospects. For safety, we are measuring the improvement from our 2012 performance and have set a TRIR target ratio of .90 and an LTIR target ratio of .45. We will assess quality by measuring our improvement in customer satisfaction surveys.

Departmental. The 2012 departmental goals for our operations and engineering departments are focused on (i) reducing costs, (ii) mobilizing and commencing operations of the Titanium Explorer (formerly known as the Dragonquest), and (iii) maintaining and achieving scheduled milestones under our current construction projects.

Individual. The goals established for each named executive officer are appropriate based on the executive’s primary area of responsibility. The executive will receive his target award only for the achievement of all of his individual goals, but under certain circumstances may receive an award above target if one or more goals are obtained more quickly than targeted or if the goal is performed to a level that is above and beyond the requirement necessary to achieve the target award.

Severance and Other Termination Payments

Under our employment agreements with our named executive officers, reasonable “change of control” and severance benefits are provided to our named executive officers and certain other employees. In the case of our named executive officers, the Compensation Committee believes these benefits reflect the competitive marketplace for executive talent and are in line with similar arrangements of companies with executives in comparable positions. Our Compensation Committee has also adopted the COC Policy in order to foster a stable and secure working environment whenever we are evaluating significant corporate transactions. The COC Policy generally provides for payments to be made and benefits to be provided to qualified individuals in the event we undergo a change of control and a qualified individual’s employment is terminated. The payments to be made and benefits to be provided upon a triggering event include, among other things, payment of a one-time severance payment, accelerated vesting of incentive awards and outplacement assistance. The amounts payable to qualified individuals under the COC Policy shall be reduced by any other payment such individual is entitled to under an employment agreement and then the individual shall receive the greater of the two amounts. In no instance will a qualified individual be eligible to receive severance payments from multiple sources. The COC Policy covers our named executive officers, as well as certain executives and key employees. In order to be eligible to receive payments or benefits under the COC Policy, the qualified individual’s employment must be terminated by us without “cause” or by the executive for “good reason” (as such terms are defined in the COC Policy) within six months prior to a change of control or during the twenty-four months after a change of control. Further, before any payments can be made or benefits received under the COC Policy, the qualified individual is required provide us with a release. Subject to certain limitations and qualifications, the following events qualify as a “change of control” under the COC Policy: (a) the acquisition by any individual, entity or group of fifty percent or more of our ordinary shares, (b) certain reverse mergers, (c) the individuals who made up our Board of Directors on November 29, 2010 failing to constitute a majority of our Board of Directors at any time thereafter, (d) our completion of a merger with another entity, (e) the sale or disposition of all or substantially all of our assets and (f) the adoption of any plan or proposal for our liquidation or dissolution. Except as noted, the COC Policy is in addition to and does not supersede or in any other way affect the terms of any employment agreement or the 2007 LTIP.

Our change of control and severance benefit arrangements with the named executive officers and certain other employees recognize that our employees have built us into the successful enterprise we are today.

The purpose of these change of control arrangements is to:

•

ensure that the actions and recommendations of our senior management with respect to a possible or actual change of control are in the best interests of the company and our shareholders, and are not influenced by their own personal interests concerning their continued employment status after the change of control; and

•	reduce the distraction regarding the impact of an actual or potential change of control on the personal situation of the named executive officers and other key employees.

More detailed information about the employment agreements and the possible payouts under the COC Policy is contained in “Employment Agreements” and “Potential Payments Upon Termination or Change of Control.”

Other Compensation Policies

Insider trading policy. Our insider trading policy prohibits our directors and executive officers from short-swing trading in and short sales of our securities.

Expatriate perquisites. Executives who are resident in foreign countries also receive a standard array of expatriate executive perquisites that we believe is competitive with those of peer companies engaged in significant international operations. These include paid housing and utilities, use of an automobile, payment or reimbursement of in-country taxes, business class travel for extended flights, annual business class round trip flights for annual leave, geographic coefficient and school tuition expenses for their children.

Other Compensation

We have established and maintain various employee benefit plans, including medical, dental, life insurance and a 401(k) plan. These plans are available to all salaried employees and do not discriminate in favor of executive officers. For our Chief Executive Officer and Chief Financial Officer, we also provided a car allowance as noted below in the “Summary Compensation Table.”

Conclusion

We believe our overall compensation mix and levels are appropriate and provide a direct link to enhancing shareholder value, achieving our mission and business strategy, and advancing the other core principles of our compensation philosophy and objectives, including attracting, motivating and retaining the key talent needed to ensure our long-term success. We will continue to monitor current trends and issues in our competitive landscape and will modify our programs where appropriate.

Summary Compensation Table

The following table shows information concerning the annual compensation for services provided to us by our Chief Executive Officer, the Chief Financial Officer and our three other most highly compensated executive officers during 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total Compensation ($)
Paul A. Bragg	2011	530,450	1,292,272	457,368	19,500	(3)	2,299,590
Chairman and Chief Executive Officer	2010	506,250	—	1,794,647	19,500	(3)	2,320,397
	2009	500,000	749,145	545,500	18,000	(3)	1,812,645

Douglas G. Smith	2011	298,700	463,216	193,160	19,550	(3)	974,626
Vice President and Chief Financial Officer	2010	280,668	—	715,607	17,437	(3)	1,013,712
	2009	275,000	348,195	210,018	18,762	(3)	851,975

Douglas W. Halkett	2011	400,000	757,520	272,390	587,274	(4)	2,017,184
Vice President and Chief Operating Officer	2010	400,000	—	1,181,920	525,551	(4)	2,107,471
	2009	400,000	622,395	385,920	436,089	(4)	1,844,404

Donald Munro	2011	275,000	390,728	169,993	376,601	(4)	1,212,322
Vice President— Operations	2010	275,000	—	710,160	342,997	(4)	1,328,157
	2009	275,000	337,800	242,591	288,490	(4)	1,143,881

William L. Thomson	2011	265,000	376,584	163,477	327,952	(4)	1,133,013
Vice President— Engineering and Construction	2010	265,000	—	689,901	361,297	(4)	1,316,198
	2009	265,000	328,050	235,934	286,789	(4)	1,115,773

(1)	The amounts shown represent the grant date fair value of restricted share and option awards calculated in accordance with FASB ASC Topic 718. For detailed information on the assumptions used for purposes of valuing share and option awards, please see “Note 2, Basis of Presentation and Significant Accounting Policies—Share Based Compensation” in the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.
(2)	For 2009 and 2011, reflects amount paid to each executive in March 2010 and March 2012, respectively, pursuant to our 2009 and 2011 annual cash incentive award program. For 2010, reflects amount paid in 2011 to each executive pursuant to our 2010 annual cash incentive award program ($635,897 for Mr. Bragg, $248,244 for Mr. Smith, $401,920 for Mr. Halkett, $256,410 for Mr. Munro and $252,651 for Mr. Thomson), as well as the total value of the awards granted pursuant to the 2010 ERP to the named executive officers in 2011 as part of their 2010 compensation as described below under “-Employment Agreements” ($1,158,750 for Mr. Bragg, $467,363 for Mr. Smith, $780,000 for Mr. Halkett, $453,750 for Mr. Munro and $437,250 for Mr. Thomson).
(3)	Reflects amounts paid for named executive’s car allowance and the Company’s match contribution to the 401(k) plan.
(4)	For our executives working overseas, we provide the cost of housing, vehicle leases, schooling for the employees’ children, the cost of airfare for periodic visits to that executive’s home country and payment of income taxes on specified parts of the employee’s compensation. The following table reflects the amounts included as compensation for each of Messrs. Halkett, Munro and Thomson in these categories.

	Year	Housing	Vehicle	Schooling	Home Airfare	Taxes Paid	Geographic Coefficient	Total

Douglas W. Halkett	2011	168,107	22,049	25,800	33,661	325,657	12,000	587,274
	2010	150,420	20,684	13,154	32,386	308,906	—	525,551
	2009	187,234	23,222	12,398	38,500	174,735	—	436,089

Donald Munro	2011	137,452	21,156	—	18,361	191,382	8,250	376,601
	2010	126,609	18,844	—	17,667	179,878	—	342,997
	2009	127,660	19,076	14,919	22,200	104,635	—	288,490

William L. Thomson	2011	137,452	21,184	20,928	21,420	119,018	7,950	327,952
	2010	130,353	19,346	11,805	20,610	179,183	—	361,297
	2009	137,872	19,630	13,406	24,500	91,381	—	286,789

Grants of Plan-Based Awards

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Paul A. Bragg	08/17/2011	—	—	—	950,200	1,292,272
	—	32,754	545,900	1,091,800

Douglas G. Smith	08/17/2011	—	—	—	340,600	463,216
	—	13,833	230,550	461,100

Douglas W. Halkett	08/17/2011	—	—	—	557,000	757,520
	—	38,400	320,000	640,000

Donald Munro	08/17/2011	—	—	—	287,300	390,728
	—	23,100	192,500	385,000

William L. Thomson	08/17/2011	—	—	—	276,900	376,584
	—	22,260	185,500	371,000

(1)	Messrs. Bragg, Smith, Halkett, Munro and Thomson each received cash incentive awards of $457,368, $193,160, $272,390, $169,993 and $163,477, respectively, for 2011.
(2)	Messrs. Bragg, Smith, Halkett, Munro and Thomson each received restricted share awards of 950,200, 340,600, 557,000, 287,300 and 276,900 shares, respectively. Each award is divided into (a) a time-vested award equal to two thirds of the total share award that vests 25% annually commencing on the first anniversary of the date of grant and (b) a performance unit award equal to one third of the total share award that may vest over a 3-year period. The number of performance unit awards granted to each named executive officer reflects the number of shares that would received upon achievement of the “target” level of performance under the award.
(3)	The grant date fair value of the share awards is equal to the number of shares granted times $1.36, the closing price of our shares as quoted on the NYSE Amex on the August 17, 2011 grant date of the awards. These values are also used for financial reporting purposes and are expensed over the vesting period of the share grants.

Employment Agreements

We entered into employment agreements with each of our named executive officers, effective June 18, 2008 in the case of Messrs. Bragg, Smith and Halkett, effective May 1, 2008 in the case of Mr. Munro, and effective October 27, 2009 in the case of Mr. Thomson. Each employment agreement provides for an initial term of two years, with an automatic annual renewal for one year from the anniversary date of each agreement unless either party gives notice of non-renewal at least ninety-days before the renewal date. Under the terms of the agreements, Messrs. Bragg, Smith, Halkett, Munro and Thomson are entitled to annual base salaries of $545,900, $307,400, $400,000, $275,000, and $265,000, respectively, with potential target annual cash incentive awards equal to 100%, 75%, 80%, 70%, and 70%, respectively, of their salaries.

Subject to adjustments based on market conditions and industry compensation trends, each of the employment agreements includes a recommendation for the approximate annual amount to be awarded to each executive in the form of restricted shares and/or share options as follows: $2,100,000 to Mr. Bragg, $750,000 to Mr. Smith, $1,250,000 to Mr. Halkett, a range of $400,000 to $550,000 to Mr. Munro and $662,500 to Mr. Thomson. In 2010, we did not have shares available under the 2007 LTIP to make these awards, and we provided our executives with the 2010 ERP in order to meet the 2010 targeted compensation levels for our executives. Under the 2010 ERP, each of the named executive officers received an award that will vest quarterly over a four year period. Upon vesting, each award will be paid in cash, net of applicable withholdings. A participant will receive his award if the participant is still employed by us on the relevant vesting date, however, in the event of termination (a) without “cause,” due to disability, death, or for “good reason,” or (c) within two years following a “change in control” (in each case, as such terms are defined in the 2010 ERP), any unvested portion the award will be accelerated such that the award shall be fully vested on the participant’s termination date. For more information on the 2010 ERP, please see “Compensation Discussion and Analysis – Elements of Our Compensation Program—2010 Executive Retention Plan.”

Under the terms of the employment agreements, each of our named executive officers is prohibited from competing with us or soliciting any of our customers or employees for a period of one year following the termination of his employment.

Potential Payments Upon Termination or Change of Control

Assuming the employment of any of our named executive officers was to be terminated without cause, for good reason, or constructively terminated without cause or in the event of a change of control, each as of December 31, 2011, the named executive officer would be entitled to payments in the amounts set forth below:

Payments on termination without cause or for good reason:

	Paul A. Bragg	Douglas G. Smith	Douglas W. Halkett	Donald Munro	William L. Thomson
Salary (1)	1,637,700	614,800	800,000	275,000	265,000
Non-Equity Incentive Compensation (1)	1,637,700	461,100	640,000	192,500	185,500
Accelerated Vesting of Equity Awards (2)	1,498,430	672,887	1,130,565	581,392	559,468
Accelerated Vesting of 2010 ERP Awards (3)	869,064	350,523	585,000	340,313	327,938
Total ($)	5,642,894	2,099,307	3,155,565	1,389,200	1,337,904

Payments on termination following a change of control:

	Paul A. Bragg	Douglas G. Smith	Douglas W. Halkett	Donald Munro	William L. Thomson
Salary (4)	1,955,100	981,372	1,209,516	550,000	530,000
Non-Equity Incentive Compensation (4)	1,955,100	736,029	967,613	385,000	371,000
Accelerated Vesting of Equity Awards (2)	1,498,430	672,887	1,130,565	581,392	559,468
Accelerated Vesting of 2010 ERP Awards (3)	869,064	350,523	585,000	340,313	327,938
Total ($)	6,277,694	2,740,808	3,892,694	1,856,700	1,788,404

(1)	Reflects payments equal to three years of annual salary and target non-equity incentive in the case of Mr. Bragg, two years of annual salary and non-equity incentive in the case of Messrs. Smith and Halkett and one year of annual salary and target non-equity incentive in the case of Messrs. Munro and Thomson.
(2)

Under the terms of their employment agreements, each of our named executive officers is entitled to receive immediate vesting of all equity awards upon termination without cause, termination by the executive with good reason or upon a change of control. The amount is the market value of outstanding equity share awards as of December 31, 2011, valued at the closing price of our shares of $1.16 per share on such date.
(3)	Pursuant to the terms of the 2010 ERP, each of our named executive officers is entitled to receive full vesting of the retention award received upon termination without cause, termination by the executive with good reason or in connection with a change of control.
(4)	Reflects payments equal to three years of annual salary and target non-equity incentive compensation for each of Messrs. Bragg, Smith and Halkett and two years of annual salary and target non-equity incentive compensation for Messrs. Munro and Thomson payable pursuant to the terms of the COC Policy if terminated following a change of control.

Payments Due Upon Termination Pursuant to Employment Agreements

Cash payments are payable quarterly over the applicable severance period, except in the case of a termination without cause, in which case the payments are made in a lump sum within ten days of the termination event. We are not obligated to make any cash payments to these executives if their employment is terminated by us for cause or by the executive without good reason. In the event of an executive’s death, we will pay the executive’s estate an amount equal to his annual base salary. In the event of an executive’s disability, his employment will continue for one year from the date of disability. In addition, assuming the employment of any of our named executive officers was to be terminated without cause (as defined in the employment agreements), for good reason (as defined in the employment agreements), or constructively terminated without cause (as defined in the employment agreements) or in the event of a change of control (as defined in the employment agreements), they would be entitled to accelerated vesting of all options and share awards. Please see the table under the heading “Grants of Plan-Based Awards” above for information regarding the value of option and share awards.

During the executive’s employment and for a period of one year following a termination for any reason (including a termination without cause, for good reason, constructive termination without cause or a termination in connection with a change of control), the executive cannot, anywhere in the specified geographic region, directly or indirectly:

(i) perform services for, have any ownership interest in, or participate in any business that engages or participates in a competing business purpose;

(ii) induce or attempt to induce any customer or client or prospective customer or client with whom the executive dealt with or solicited while employed by us during the last twelve months of his employment; or

(iii) solicit, attempt to hire, or have any person employed by us work for the executive or for another entity, firm, corporation or individual.

Payments Due Upon Change of Control

Our COC Policy covers our named executive officers, as well as certain executives and key employees, and generally provides for payments to be made and benefits to be provided to qualified individuals in the event that we undergo a change of control and the qualified individual’s employment is terminated. Pursuant to the terms of the COC Policy, qualified individuals would be entitled to a one-time severance payment, accelerated vesting of incentive awards and outplacement services in the event that the payments to be made and benefits to provided upon a triggering event include, among other things, a one-time severance payment, accelerated vesting of incentive awards and outplacement assistance. In order to be eligible to receive payments or benefits under the COC Policy, the qualified individual’s employment must be terminated by us without “cause” or by the individual for “good reason” (as such terms are defined in the COC Policy) within six months prior to a change of control or during the twenty-four months after a change of control. Generally, a multiple of a qualified individual’s then-current base salary is used for purposes of calculating the severance payment due upon a change of control. In 2011, the Compensation Committee determined, based on recommendations received from Stone Partners, that upon a change of control, Messrs. Bragg, Smith, and Halkett would have their severance payment calculated based on a salary equal to 98% of the market median of our peer group, or $651,700, $403,172, and $327,124, respectively. The amounts payable to qualified individuals under the COC Policy shall be reduced by any other payment such individual is entitled to under an employment agreement, and then the individual shall receive the greater of the two amounts. For more information on the COC Policy, please see “Compensation Discussion and Analysis – Elements of Our Compensation Program—Severance and Other Termination Payments” above.

Outstanding Equity Awards at Year End

The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2011.

	Stock Awards
Name	Number of Shares or Units of Stock Units That Have Not Vested (1) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Paul A. Bragg	1,291,750	1,498,430
	—	—
Douglas G. Smith	580,075	672,887
	—	—
Douglas W. Halkett	974,625	1,130,565
	—	—
Donald Munro	501,200	581,392
	—	—
William L. Thomson	482,300	559,468
	—	—

(1)	Time-vested share awards granted to our named executive officers vest 25% annually commencing on the first anniversary of the date of grant. For Messrs. Bragg, Smith, Halkett, Munro and Thomson, there are 415,200, 133,200, 219,500, 97,800 and 88,300 shares of restricted shares for which the first vesting date occurred on June 12, 2009; 185,500, 105,500, 185,500, 95,000 and 95,000 shares of restricted shares for which the first vesting date occurred on March 31, 2010; 290,000, 125,000, 225,000, 125,000 and 120,000 shares of restricted shares for which the first vesting date occurred on November 15, 2010; and 636,600, 228,200, 373,200, 192,500 and 185,500 shares of restricted shares for which the first vesting date will occur on August 17, 2012.
(2)	Performance vested share awards granted to our named executive officers vest one-third per year and equal the number of shares that would vest if the “target” level of performance is achieved. The minimum number of shares is zero and the maximum number of shares is 1.5 times the target level. For Messrs. Bragg, Smith, Halkett, Munro and Thomson, there are 313,600, 112,400, 183,800, 94,800 and 91,400 restricted shares for which the first vesting date will occur on August 17, 2012.
(3)	The market value of the share awards is equal to the number of unvested shares times $1.16, the closing price of our shares as quoted on the NYSE Amex on December 31, 2011.

2011 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul A. Bragg	—	—	222,675	358,040
Douglas G. Smith	—	—	90,925	145,228
Douglas W. Halkett	—	—	157,500	250,313
Donald Munro	—	—	79,450	124,573
William L. Thomson	—	—	75,825	118,785

Pension Benefits

We do not sponsor any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not maintain any non-qualified defined contribution or deferred compensation plans.

Director and Consultant Compensation Paid to John C. G. O’Leary

In May 2009, we entered into a consulting agreement with Strand Energy, which is owned by John C.G. O’Leary. Mr. O’Leary is a member of the Board of Directors. Pursuant to the terms of this agreement, Strand Energy provides us with consulting services to the offshore oil and gas markets, and we pay Strand Energy a monthly consulting fee of EUR30,000, or an average of $43,271 per month based on the exchange rate between the Euro and the U.S. dollar for the year ended December 31, 2011. Additionally, under the terms of the consulting agreement, Mr. O’Leary received a signing payment of EUR180,000 ($255,510) in 2009 and Mr. O’Leary is entitled to participate in our benefit and executive compensation programs. Unless terminated earlier, this agreement will terminate on May 5, 2012. Under the terms of the consulting agreement, Mr. O’Leary remains free to perform certain consulting work for other companies and is eligible to receive fees on transactions with us where he has performed consulting services for the other parties to the transaction.

In addition to the stated contractual amounts we paid to Strand Energy during 2009, 2010 and 2011, and in accordance with the terms of the consulting agreement, our Chief Executive Officer established an annual cash incentive award for Mr. O’Leary with a target of 80% of the consulting fee paid to Strand Energy. In addition, an award was made to Strand Energy under the 2010 ERP for services provided in 2010.

Mr. O’Leary did not receive any compensation for his service as a director during 2009, 2010, or 2011.

The following table indicates the compensation received by Strand Energy and Mr. O’Leary from us during 2009, 2010, and 2011 pursuant to the terms of the consulting agreement, including all compensation paid under the terms of the 2007 LTIP, the annual cash incentive award plan and the 2010 ERP.

Year	Consulting Fees ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (1)	All Other Compensation ($)	Total Compensation ($)
2011	519,249	680,000	—	272,390	—	1,471,639
2010	493,947	—	—	1,168,000	—	1,661,947
2009	523,692	622,395	—	300,545	—	1,446,632

(1)	For 2009 and 2011, reflects amounts paid pursuant to our 2009 and 2011 annual cash incentive award programs. For 2010, reflects amount paid in 2011 pursuant to our 2010 annual cash incentive award program ($401,920), as well as the total value of the retention award which was granted in 2011 pursuant to the 2010 ERP ($766,080).

Strand Energy provides us with guidance on construction and engineering opportunities at shipyards around the world. Further, Strand Energy assists us by identifying rig contracting opportunities in drilling markets and collaborative alliances with strategic partners. Mr. O’Leary is the owner of Strand Energy and is well-known and respected in the industry, and serves on the board of directors of several public and private enterprises. Mr. O’Leary generates many business opportunity leads and advises us on acquisition opportunities and structures.

We believe that the monthly consulting fee paid to, and the terms of the consulting agreement with, Strand Energy are no less favorable than could have been obtained from a non-affiliated third party. We agreed to make a signing payment to Strand Energy in order to induce Mr. O’Leary to forego other business opportunities, including the termination of consulting services being provided to another offshore drilling company, to instead focus his efforts on our behalf. We determined that the payment fairly compensated Mr. O’Leary for the lost earnings opportunities related to the terminated agreement.

We chose to have Mr. O’Leary participate in our benefit and executive compensation programs in order to attract and retain his services as our consultant. This participation was in lieu of the success fees typically paid to consultants. In effect, Mr. O’Leary fills the roles of an executive responsible for our business development and strategic planning roles. Without retaining Mr. O’Leary, we would have needed to recruit a senior executive for business development and possibly another for strategic planning roles. We believe it would have been difficult to find persons as capable as Mr. O’Leary for these roles.

Our Chief Executive Officer, with approval of the Board of Directors and on our behalf, determined to provide Mr. O’Leary (i) an annual cash incentive award with a target of 80% of the consulting fee paid and (ii) the salary, share awards and non-equity incentive plan compensation in the amounts so awarded, in order to align his compensation with the responsibilities and duties expected of him in the performance of the consulting services provided by Strand Energy. We consider Strand Energy’s consulting services in connection with our business and strategic development to be commensurate with the skill, specialized knowledge and professional contacts possessed by our Chief Executive Officer and Chief Operating Officer. On this basis, and in line with the compensation arrangements for these other executive officers, we established Strand Energy’s annual cash incentive award, salary, share awards and non-equity incentive plan compensation.

2011 Director Compensation

In accordance with recommendations made by Stone Partners, the Board of Directors adopted a new compensation program in April 2011. Under the terms of our director compensation program, directors receive an annual grant of restricted shares valued at $100,000 and an annual cash retainer of $60,000. The director compensation plan also provides for a retainer of $15,000, $12,000, and $5,000 annually for the chairmen of the Audit, Compensation, and Nominating & Corporate Governance Committees, respectively, together with an additional retainer of $10,000, $5,000, and $3,000 for the members of each of these committees. Additionally, the lead independent director receives a $20,000 annual retainer. All retainer fees payable to our board members are paid cash. All equity awards provided under the director compensation plan will vest one year after the date of grant. Due to limitations on our ability to issue shares under the 2007 LTIP, a portion of the compensation for board service in 2011 was paid in cash. Directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees.

The following table indicates the compensation paid to each director during 2011.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)	Total ($)
Steven Bradshaw (3)	79,500	34,952				114,452
Jorge E. Estrada	118,750	37,672	—		—	156,422
Robert F. Grantham	117,000	36,176	—		—	153,176
Marcelo D. Guiscardo	124,000	37,128	—		—	161,128
Ong Tian Khiam	115,000	34,544	—		—	149,544
Duke R. Ligon	119,500	38,352	—		—	157,852
John C.G. O’Leary (4)	—	680,000	272,390	(5)	519,249	1,471,639
Steinar Thomassen	139,500	42,704	—		—	182,204

(1)	Represents directors’ fees for 2011 that were paid in 2011.
(2)	Upon the July 2011 approval by our shareholders of an increase in the number of shares authorized for issuance under our 2007 LTIP, the 4th quarter directors’ fees were paid with share awards. The amounts represent the fair value of the share awards based on the August 17, 2011 grant date closing price as quoted on the NYSE Amex of $1.36 per share.

(3)	Mr. Bradshaw joined the Board of Directors on April 14, 2011.
(4)	For detailed information on Mr. O’Leary’s compensation, please see “Director and Consultant Compensation Paid to John C.G. O’Leary.”
(5)	Reflects amount paid in 2012 pursuant to our 2011 annual cash incentive program.

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, that might incorporate future filings, including this report, in whole or in part, the following Report of the Compensation Committee shall not be deemed to be “Soliciting Material,” is not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee of the Board of Directors,

Marcelo D. Guiscardo, Chair

Duke R. Ligon

Robert Grantham

Steven Bradshaw

Compensation Committee Interlocks and Insider Participation

Messrs. Guiscardo, Su and Esaka served on the Compensation Committee in 2010, however, Mr. Su resigned in January 2011 and was replaced by Mr. Grantham, and Mr. Esaka resigned in February 2011 and was replaced by Mr. Ligon. Mr. Bradshaw was added to the Compensation Committee upon his appointment to the Board of Directors in April 2011. None of the current members of our Compensation Committee serves, or has at any time served, as an officer or employee of us or any of our subsidiaries. None of our executive officers has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as one of our directors or a member of our Compensation Committee.

OTHER INFORMATION

Security Ownership of Directors, Executive Officers and Certain Beneficial Owners

The following table sets forth information regarding the beneficial ownership of our outstanding ordinary shares on June 7, 2012, except as noted below, by (1) each person who is known by us to beneficially own more than 5% of our outstanding voting power, (2) each director, nominee for director and named executive officer, and (3) all of our directors and executive officers as a group. To our knowledge, unless it is otherwise stated in the footnotes, each person listed below has sole voting and investment power with respect to his shares beneficially owned. For purposes of the tables below, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire on or within 60 days after June 7, 2012.

Name and Address of Beneficial Owner (1)	Number of Ordinary Shares Beneficially Owned	Percentage of Class Beneficially Owned (2)
Greater than five percent holders:
F3 Capital (3)	102,246,114	35.0%
FMR LLC (4)	43,603,062	14.9%
Wellington Management Company, LLP (5)	19,651,813	6.7%

Directors and named executive officers:
Paul A. Bragg (6)	4,874,614	1.7%
Jorge E. Estrada (7)	1,522,904	*
Robert Grantham (8)	86,600	*
Marcelo D. Guiscardo (9)	1,950,709	*
John C.G. O’Leary (10)	3,042,609	1.0%
Steinar Thomassen (11)	141,400	*
Douglas Halkett (12)	1,265,522	*
Douglas G. Smith (13)	695,927	*
Donald Munro (14)	653,962	*
William L. Thomson (15)	649,639	*
Ong Tian Khiam (16)	85,400	*
Duke R. Ligon (17)	88,200	*
Steven Bradshaw (18)	93,200	*
All directors and executive officers as a group (16 persons)	17,730,648	6.1%

*	Less than 1% of our ordinary shares outstanding.
(1)	Unless otherwise indicated, the address of all beneficial owners of our ordinary shares set forth above is 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056.
(2)	Based on 291,884,406 ordinary shares outstanding as of June 7, 2012. Except as otherwise indicated, all shares are beneficially owned, and the sole investment and voting power is held, by the person named. This table is based on information supplied by our officers, directors and principal shareholders and reporting forms, if any, filed with the SEC on behalf of such persons.
(3)	Based on information included in a Schedule 13D filed on February 29, 2012. Mr. Hsin-Chi Su owns 100% of F3 Capital. The address of F3 Capital is 8F No 126 Jianguo North Road, Taipei 104, Taiwan. Includes 1,983,471 ordinary shares that may be acquired upon exercise of warrants that are currently exercisable. This does not reflect ordinary shares that could have been issued upon conversion of the F3 Capital Note. For more information on the F3 Capital Note, see “Certain Relationships and Related Party Transactions.”
(4)

Based on information included in a Schedule 13G filed on February 14, 2012. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 42,483,525 of these shares as a result of acting as investment adviser to various investment companies registered under

Section 8 of the Investment Company Act of 1940 (the “Funds”). The address of Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson III and FMR LLC, through its control of Fidelity, and the Funds each has sole power to dispose of these shares owned by the Funds. Members of the family of Edward C. Johnson III, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson III has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of the other 1,307,137 shares as a result of its serving as investment manager of institutional accounts owning such shares. The address of PGATC is 900 Salem Street, Smithfield, Rhode Island, 02917. Edward C. Johnson III and FMR LLC, through their control of PGATC, each has sole dispositive power over those shares and sole power to vote or to direct the voting of those shares owned by the institutional accounts managed by PGATC as reported above.
(5)	Based on information included in a Schedule 13G filed on February 14, 2012. The address of Wellingotn Management Company, LLC is 280 Congress Street, Boston, Massachusetts 02210. These shares are owned of record by clients of Wellington Management Company, LLC, who in its capacity as investment advisor, may be deemed to beneficially own the shares.
(6)	Paul A. Bragg is our Chairman and Chief Executive Officer. Includes 879,375 unvested shares granted to Mr. Bragg pursuant to the 2007 LTIP. Does not include 554,500 shares that may be acquired upon the vesting of performance units granted to Mr. Bragg pursuant to the 2007 LTIP, assuming “target” performance is achieved.
(7)	Jorge E. Estrada is one of our directors. Includes 87,700 unvested shares granted to Mr. Estrada pursuant to the 2007 LTIP.
(8)	Robert Grantham is one of our directors. Includes 86,600 unvested shares granted to Mr. Grantham pursuant to the 2007 LTIP.
(9)	Marcelo D. Guiscardo is one of our directors. Includes 87,300 unvested shares granted to Mr. Guiscardo pursuant to the 2007 LTIP.
(10)	John C.G. O’Leary is one of our directors. Includes 634,575 unvested shares granted to Mr. O’Leary pursuant to the 2007 LTIP. Does not include 234,300 shares that may be acquired upon vesting of performance units granted to Mr. O’Leary pursuant to the 2007 LTIP, assuming “target” performance is achieved.
(11)	Steinar Thomassen is one of our directors. Includes 91,400 unvested shares granted to Mr. Thomassen pursuant to the 2007 LTIP.
(12)	Douglas Halkett is our Chief Operating Officer. Includes 12,900 ordinary shares owned by Mr. Halkett’s spouse and 820,175 unvested shares granted to Mr. Halkett pursuant to the 2007 LTIP. Does not include 325,700 shares that may be acquired upon the vesting of performance units granted to Mr. Halkett pursuant to the 2007 LTIP, assuming “target” performance is achieved.
(13)	Douglas G. Smith is our Chief Financial Officer. Includes 471,175 unvested shares granted to Mr. Smith pursuant to the 2007 LTIP. Does not include 188,300 shares that may be acquired upon the vesting of performance units granted to Mr. Smith pursuant to the 2007 LTIP, assuming “target” performance is achieved.
(14)	Donald Munro is our Vice President—Operations. Includes 412,750 unvested shares granted to Mr. Munro pursuant to the 2007 LTIP. Does not include 160,800 shares that may be acquired upon the vesting of performance units awarded to Mr. Munro pursuant to the 2007 LTIP, assuming “target” performance is achieved.
(15)	William Thomson is our Vice President—Assets & Engineering. Includes 403,250 unvested shares granted to Mr. Thomson pursuant to the 2007 LTIP. Does not include 157,400 shares that may be acquired upon the vesting of performance units granted to Mr. Thomson pursuant to the 2007 LTIP, assuming “target” performance is achieved.

(16)	Mr. Ong Tian Khiam is one of our directors. Includes 85,400 unvested shares granted to Mr. Ong pursuant to the 2007 LTIP.
(17)	Mr. Duke R. Ligon is one of our directors. Includes 88,200 unvested shares granted to Mr. Ligon pursuant to the 2007 LTIP.
(18)	Mr. Steven Bradshaw is one of our directors. Includes 85,700 unvested shares granted to Mr. Bradshaw pursuant to the 2007 LTIP.

Equity Compensation Plan Information

For the table of awards issued under the 2007 LTIP, see “Item 5. Market For Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Executive Officers

Our executive officers serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board of Directors. Our executive officers are listed in the following table, and certain information concerning these officers, except for Mr. Bragg, who is also a member of the Board of Directors, follows the table:

Name	Age	Position
Douglas G. Smith	44	Chief Financial Officer and Treasurer
Christopher G. DeClaire	53	Vice President and Secretary
Douglas W. Halkett	51	Chief Operating Officer
Edward G. Brantley	57	Chief Accounting Officer and Controller
Michael R.C. Derbyshire	58	Vice President—Marketing
Donald Munro	57	Vice President—Operations
William L. Thomson	42	Vice President—Assets & Engineering

Douglas G. Smith, 44, has served as our Chief Financial Officer and Treasurer since November 2, 2007. Prior to joining us, Mr. Smith served with Pride as Vice President—Financial Projects from January 2007 to June 2007, as Vice President, Controller and Chief Accounting Officer from May 2004 to December 2006, and Director of Budget and Strategic Planning from March 2003 to May 2004. Mr. Smith is a certified public accountant and has a Bachelors of Business Administration and a Masters of Professional Accounting degree from the University of Texas.

Christopher G. DeClaire, 53, has served as our Vice President and Secretary since our inception. He also served as one of our directors until December 2009 and previously served as a director of Vantage Energy since its inception and served as Vantage Energy’s Chief Financial Officer and Treasurer until November 2, 2007. Mr. DeClaire has over 28 years of business experience. Prior to his involvement with Vantage Energy, Mr. DeClaire had successfully founded and sold 5 previous companies in various industries. Mr. DeClaire is the President of DeClaire Interests, Inc., a private investment and consulting firm that he formed in 2002. From 1999 through December 2002, Mr. DeClaire was a principal and managing director of Odyssey Capital, LLC, an investment banking and private equity firm. From 1994 through 1998, Mr. DeClaire founded and served as the Chairman and Chief Executive Officer of Skillmaster, Inc., a temporary staffing company which had over 5,000 full time employees working the areas of IT and engineering at the time it was sold. Mr. DeClaire graduated from Michigan State University in 1982 with a bachelor’s degree in pre-law with a minor in accounting.

Douglas W. Halkett, 51, has served as our Chief Operating Officer since January 15, 2008. Prior to joining us, Mr. Halkett served with Transocean Inc. as Division Manager in Northern Europe (UK & Norway) from January 2004 to November 2007, as an Operations Manager in the Gulf of Mexico from February 2001 to December 2003, and as Operations Manager and Regional Operations Manager in the UK from July 1996 to

January 2001. Prior to joining Transocean, Mr. Halkett worked for Forasol-Foramer in various operational and business roles from January 1988 to June 1996, and was assigned in Paris and various locations in the Far East. Mr. Halkett started his career with Shell International in Holland and Brunei in 1982 and joined Mobil North Sea Ltd in 1985. Mr. Halkett earned a First Class Honours Degree in Mechanical Engineering from Heriot Watt University (Edinburgh) in 1981 and attended the Programme for Management Development at Harvard Business School in 2003.

Edward G. Brantley, 57, has served as our Chief Accounting Officer and Controller since April 2008. Prior to joining us, Mr. Brantley served with Transmeridian Exploration Incorporated, an international exploration and production company, as Vice President and Chief Accounting Officer from 2005 to 2008. Prior to joining Transmeridian, Mr. Brantley was employed by Pride from 2000 to 2005 where he served in several capacities including Treasurer and Vice President and Chief Accounting Officer. Prior to joining Pride, Mr. Brantley was employed by Baker Hughes, Inc., an international oilfield services provider, for 11 years in various positions including Vice President—Finance of Baker Sand Control and Controller of Baker Hughes Inteq. Mr. Brantley is a certified public accountant and graduated from the University of Mississippi with a B.B.A. in Accounting.

Michael R.C. Derbyshire, 58, has served as our Vice President—Marketing and that of Vantage Energy, our predecessor, since January 15, 2008. Prior to joining us, Mr. Derbyshire served Pride from July 2006 to January 2008 as Regional Marketing & Business Development Manager for Asia Pacific, and was based in Singapore, and from July 1996 to July 2006 as Regional Marketing and Business Development Manager for the Middle East, and was based in Dubai. From 1982 to 1996 Mr. Derbyshire held various management positions with Forasol Foramer. Mr. Derbyshire began his professional career in the construction industry as a surveyor and served companies such as John Mowlem and Bernard Sunleys, before converting to the oil and gas industry in 1982.

Donald Munro, 57, has served as our Vice President—Operations since March 1, 2009, and previously served as our Operations Manager beginning on May 1, 2008. Prior to joining us, Mr. Munro served in a variety of positions across the globe during his more than 26 years of experience with Transocean Inc., most recently as General Manager—India from April 2006 until February 2008, Operations Manager—Indonesia from February 2005 until March 2006, and as Operations Manager—North Sea from July 2001 until January 2005.

William L. Thomson, 42, has served as our Vice President of Assets and Engineering since March 8, 2008. Prior to joining us, Mr. Thomson worked for Transocean, and predecessor companies, beginning in 1994, where, in addition to other roles, Mr. Thomson served as Operations Manager—Assets in the United Kingdom sector of the North Sea managing ten semi-submersibles and as Technical Support Manager—Africa. Additionally, Mr. Thomson worked extensively as a Project Manager responsible for various refurbishments, upgrades and new build jackup projects in shipyards in Africa, Asia, Europe, and the Middle East. Mr. Thomson earned an Honours degree in Naval Architecture and Offshore Engineering from the University of Strathclyde (UK) in 1992 and a PgD in Oil and Gas Law from the Robert Gordon University in 2006.

Certain Relationships and Related Party Transactions

In the ordinary course of our business and in connection with its financing activities, we have entered into a number of transactions with our directors, officers and 5% or greater shareholders. All of the transactions set forth below were approved by the unanimous vote of the Board of Directors, except for our consulting agreement with John C.G. O’Leary. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than could have been obtained from unaffiliated third parties. The Audit Committee is responsible for approving related party transactions. The Audit Committee operates under a written charter pursuant to which all related party transactions are reviewed for potential conflict of interest situations. Such transactions must be approved by the Audit Committee prior to consummation.

Purchase Agreement to Acquire Dragonquest

On March 20, 2012, we entered into a purchase agreement (the “Dragonquest Purchase Agreement”) with Valencia Drilling Corporation (“Valencia”), an affiliate of F3 Capital, for the acquisition of all of Valencia’s rights and obligations under the shipbuilding contract for the deepwater drillship Dragonquest, together with related rig equipment, for an aggregate purchase price of $164 million, plus up to $5 million of Valencia’s expenses we agreed to pay in conjunction with the closing of the transaction. Upon closing the transaction, we paid approximately $70 million of the purchase price in satisfaction of a bridge loan obtained by Valencia for purposes of financing the Dragonquest, approximately $2 million of the purchase price as the final payment for certain rig equipment purchased by Valencia, approximately $0.5 million of the purchase price to the shipyard, and a balance of approximately $78 million to Valencia. Pursuant to the terms of the Dragonquest Purchase Agreement, we will make a final payment of $12 million to Valencia on or before August 17, 2012. Upon closing the transactions contemplated by the Dragonquest Purchase Agreement, the Dragonquest was renamed the Titanium Explorer.

Voting Agreement and Irrevocable Proxy

As a condition to us entering into the Dragonquest Purchase Agreement, F3 Capital and Mr. Hsin-Chi Su entered into a voting agreement and irrevocable proxy pertaining to F3 Capital’s ownership of our ordinary shares (the “Voting Agreement”). Under the Voting Agreement, F3 Capital must vote its shares in favor of an increase in our authorized capital by 100,000,000 ordinary shares and, for a period of twelve months after the date of the Dragonquest Purchase Agreement, the slate of directors approved by the Nominating & Corporate Governance Committee of our Board of Directors. During the term of the Voting Agreement, F3 Capital is permitted to suggest other individuals for nomination to the Board of Directors in substitution of any of the four F3 Capital-nominated directors that currently serve on the Board of Directors, subject to the Nominating & Corporate Governance Committee’s review and approval. In the event of a breach of the Voting Agreement by F3 Capital, we have the right to cancel our obligations to F3 Capital under the F3 Capital Note referred to below.

Undertaking Agreement

In connection with the execution of the Dragonquest Purchase Agreement, we agreed in a separate letter agreement to perform certain undertakings (the “Undertaking Letter”). Pursuant to the Undertaking Letter, we must provide F3 Capital with the right to subscribe for up to a 34.6% interest in certain offerings of ordinary shares or debt convertible into ordinary shares for twelve months following the closing of the Dragonquest Purchase Agreement. Subject to the rules, restrictions, and limitations of the NYSE Amex, F3 Capital may apply the principal owed to it under the F3 Capital Note to any such subscription. The Undertaking Letter also provides that for a period of twelve months following the closing of the Dragonquest Purchase Agreement, we must not enhance the employment or management terms of certain members of founder management or enter into agreements containing more restrictive change of control provisions than currently in effect. We must also use our best efforts to obtain the shipyard’s consent to assign to F3 Capital our option to construct a drillship similar to the Tungsten Explorer.

Platinum Explorer Transaction

In September 2007, Mandarin Drilling Corporation, an affiliate of F3 Capital, entered into a shipbuilding contract for the construction of the Platinum Explorer. In March 2008, Vantage Energy, our predecessor, entered into a purchase agreement to acquire the Platinum Explorer from Mandarin. In November 2008, we agreed to restructure the purchase transaction through the purchase of a 45% ownership interest in Mandarin from F3 Capital, with ownership of the Platinum Explorer to be retained by Mandarin upon completion of the construction of the drillship. We agreed to purchase this ownership interest for total consideration of approximately $190.0 million in cash and issuance of warrants to purchase up to approximately 1,980,000 ordinary shares.

Share Sale and Purchase Agreement

On July 30, 2010, we completed the acquisition of the remaining 55% ownership interest in Mandarin (the “Mandarin Acquisition”) pursuant to the Share Sale and Purchase Agreement dated July 6, 2010 between us and

F3 Capital (the “Mandarin Agreement”) for total consideration of $139.7 million, consisting of (i) approximately $79.7 million in cash, including $64.2 million paid directly to shipbuilder for installment payments on the Platinum Explorer, and (ii) the F3 Capital Note referred to below. Under the Mandarin Agreement, we are required to indemnify F3 Capital for any losses suffered under the guarantee to the shipbuilder. The Mandarin Agreement, the F3 Capital Note and the other agreements entered into in connection with the Mandarin Agreement, including those described below, were each approved by a Special Committee of the Board of Directors composed of Messrs. Jorge Estrada, Marcelo Guiscardo and Steinar Thomassen, each an independent director, and by the Audit Committee of our Board of Directors.

F3 Capital Note

As part of the purchase price for the Mandarin Acquisition, we issued a $60.0 million promissory note to F3 Capital (the “F3 Capital Note”). The F3 Capital Note accrues interest at 5% per annum and will mature 90 months from the issue date. The F3 Capital Note contains a preemptive right covenant that provides F3 Capital with the right to purchase a pro-rata portion of any equity or convertible debt that we offer so long as the F3 Capital Note is outstanding. If we do not repay the F3 Capital Note on its scheduled maturity date or upon the occurrence of certain customary default provisions, the interest rate on any amounts outstanding under the F3 Capital Note will rise to 10% per annum.

The F3 Capital Note provided that it could have been converted into our ordinary shares, if the issuance of shares to F3 Capital (one of our affiliates) was approved by our shareholders, at a conversion price of $1.10 per share, subject to customary anti-dilution covenants. At our shareholder’s meeting in January 2011, shareholders did not approve the issuance of shares to F3 Capital that would have permitted conversion of the F3 Capital Note. If our shareholders had approved the conversion, the F3 Capital Note would have been convertible into at least 54,545,454 ordinary shares, and F3 Capital would beneficially own approximately 45.3% of our ordinary shares as of June 7, 2012.

Registration Rights Agreement

We also entered into a registration rights agreement with F3 Capital in connection with the Mandarin Agreement. Under the terms of the registration rights agreement, we agreed to register the ordinary shares issuable upon the conversion of the F3 Capital Note, if it becomes convertible, as well as certain other shares previously issued to F3 Capital and approved by shareholders in December 2009. Under the terms of the registration rights agreement, F3 Capital has piggyback registration rights should we propose to file a registration statement under the Securities Act (other than on Forms S-4 or S-8). In addition, F3 Capital has the right to demand that we register all of the ordinary shares covered by the registration rights agreement. We filed a registration statement with the SEC in December 2010 to satisfy our obligations under the registration rights agreement.

Management Services Agreement

In September 2009, North Pole Drilling Corporation (“North Pole”), an affiliate of F3 Capital, agreed with the shipbuilder to suspend construction activities on builders hull #3608 for one year. Consequently we agreed with North Pole to suspend for a corresponding period of time obligations under our agreement with North Pole to provide construction supervision services. In November 2009, pursuant to the terms of the construction supervision agreement, North Pole cancelled the agreement. The management fee revenue of approximately $3.0 million for construction services rendered by us in 2009 prior to the suspension and cancellation has not been paid, nor interest thereon, as of December 31, 2011 and remains currently due and payable. In May 2011, we issued a demand letter to North Pole regarding payment of the overdue amount. We will continue to pursue all remedies, including legal remedies, to collect this outstanding amount.

2009 Private Placement to F3 Capital

On January 9, 2009, we entered into a subscription agreement with F3 Capital. Pursuant to the terms of the subscription agreement, we issued and sold 5,517,241 ordinary shares to F3 Capital in consideration for $8.0 million. The proceeds of the offering were used to fund our portion of the collateral for a performance bond obligation for Mandarin in connection with a drilling contract and for general corporate purposes.

Consulting Agreement with John C.G. O’Leary

In May 2009, we entered into a consulting agreement with Strand Energy, which is owned by John C.G. O’Leary. Mr. O’Leary is a member of our Board of Directors. Pursuant to the terms of this agreement, Strand Energy provides us with consulting services to the offshore oil and gas markets, and we pay Strand Energy a monthly consulting fee of EUR30,000, or an average of $43,271 for the year ended December 31, 2011. Additionally, under the terms of the consulting agreement, Mr. O’Leary received a signing payment of EUR180,000 ($255,510) and is entitled to participate in our benefit and executive compensation programs. Unless terminated earlier, this agreement will terminate on May 5, 2012. Under the terms of the consulting agreement, Mr. O’Leary remains free to perform certain consulting work for other companies and is eligible to receive fees on transactions with us where he has performed consulting services for the other parties to the transaction. For more information, see “Executive and Director Compensation—Director and Consultant Compensation Paid to John C.G. O’Leary.”

Director Independence

There are no family relationships among any of our directors or executive officers. The Board of Directors has determined that the following members are independent as such term is defined under NYSE Amex rules: Messrs. Bradshaw, Estrada, Grantham, Guiscardo, Ligon and Thomassen. Mr. Thomassen has been designated as the Lead Independent Director.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors, executive officers and holders of more than 10% of our ordinary shares to file with the SEC reports regarding their ownership and changes in ownership of our ordinary shares. They are also required to provide us with copies of any forms they file. Based solely on our review of the reports furnished to us, we believe that during the year ended December 31, 2011, all reports filed by our directors and executive officers under Section 16(a) were made timely, except that each of Messrs. Bragg, Smith, DeClaire, Brantley, Guiscardo and Halkett each filed one Form 4 late.

Documents to Shareholders Sharing an Address

The broker, bank or other nominee for any shareholder who is a beneficial owner, but not the record holder, of our ordinary shares may deliver only one copy of this proxy statement to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of this proxy statement, now or in the future, should submit their request to us by telephone at (281) 404-4700, or by submitting a written request to Investor Relations, Vantage Drilling Company, 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Shareholder Proposal Information

If you want to present a proposal from the floor at the 2013 Annual General Meeting or nominate a person for election to the Board of Directors at such meeting, you must follow the procedures outlined in our M&A. In addition, if any shareholder intends to present a proposal to be considered for inclusion in our proxy statement for the 2013 Annual General Meeting of Shareholders, the proposal must comply with the requirements of Rule 14a-8 of Regulation 14A of the Exchange Act and must be submitted in writing by notice delivered to the company. Any such notice must be received on or prior to March 12, 2013 and must set forth the specific information required by Rule 14a-8 of Regulation 14A of the Exchange Act. If the date of the 2013 Annual General Meeting of Shareholders is more than 30 days from July 10, 2013, the anniversary date of the Meeting, a notice will be timely if we receive it a reasonable time before we begin to print and send our proxy materials for such meeting. Notices should be sent to Investor Relations, Vantage Drilling Company, 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056. You may also request a copy of the provisions of our M&A governing the requirements for notice at the above address.

Other Matters

The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this proxy statement.

By Order of the Board of Directors,

Christopher G. DeClaire
Corporate Secretary

June 8, 2012

VANTAGE DRILLING COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VANTAGE DRILLING COMPANY EXTRAORDINARY GENERAL MEETING IN LIEU OF ANNUAL GENERAL MEETING OF THE COMPANY JULY 10, 2012

The undersigned hereby appoints Douglas G. Smith and Christopher G. DeClaire or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the ordinary shares of Vantage Drilling Company that the undersigned would be entitled to vote at the Extraordinary General Meeting in Lieu of Annual General Meeting of the Company to be held at 9:30 a.m., Houston time on July 10, 2012 at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney Street, 51st Floor, Houston, Texas 77010, and any adjournment or postponement thereof. The undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such meeting and at any adjournment or postponement thereof.

THIS WHITE PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS DULY EXECUTED AND RETURNED, BUT NO VOTING DIRECTIONS ARE GIVEN HEREIN, THEN THIS WHITE PROXY WILL BE VOTED “FOR” PROPOSALS 1 THROUGH 4. PLEASE MARK, SIGN, DATE AND RETURN THIS WHITE PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

The undersigned hereby acknowledges receipt of the Notice of the Extraordinary General Meeting in Lieu of Annual General Meeting of the Shareholders and accompanying proxy statement.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL

The Notice of Meeting, Proxy Statement and WHITE proxy card are available at www.vantagedrilling.com/proxy

Please sign, date and mail your WHITE proxy card in the envelope provided as soon as possible.

For address changes and/or comments, please write them below		YES	NO
_______________________________________________	Please indicate if you plan to attend this meeting	☐	☐
_______________________________________________
_______________________________________________

SEE REVERSE SIDE

 TO VOTE BY MAIL, PLEASE DETACH HERE 

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Shareholders in the U.S. and Canada please call toll-free 1-888-216-1339 on a Touch-Tone telephone and follow the instructions on the reverse side. If outside the U.S. or Canada please call 1-215-521-1348.

or

2.	Vote by Internet at our Internet Address: https://www.proxyvotenow.com/vtg.

or

3.	Mark, sign and date your WHITE proxy card and return it promptly in the enclosed envelope.

PLEASE VOTE

Please mark vote as indicated in this example	☒	The Board of Directors recommend a vote FOR all nominees in proposal 1 and FOR proposals 2 through 4.

Vote on Proposals
1. Election of Directors						2.	Proposal to approve an ordinary resolution to increase the Company’s ordinary share capital.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	FOR	WITHHOLD		FOR	WITHHOLD
Paul A. Bragg Steven Bradshaw Jorge E. Estrada Robert F. Grantham Marcelo D. Guiscardo	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	Ong Tian Khiam Duke R. Ligon John C.G. O’Leary Steinar Thomassen	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	3.	Proposal to approve an ordinary resolution to ratify the appointment of UHY LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.	FOR ☐	AGAINST ☐	ABSTAIN ☐
						4.	Proposal to approve, by a shareholder non-binding advisory vote, the compensation paid to the Company’s named executive officers, commonly referred to as a “Say on Pay” proposal.	FOR ☐	AGAINST ☐	ABSTAIN ☐

						To transact such other business as may properly come before the Meeting.

Date: , 2012

Signature

Signature

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders should sign. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

 TO VOTE BY MAIL, PLEASE DETACH HERE 

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your WHITE proxy card.

VOTE BY PHONE: You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.

OPTION A: To vote as the Board of Directors recommends on ALL proposals; Press 1.

OPTION B: If you choose to vote on each proposal separately, press 2. You will hear instructions to follow:

VOTE BY INTERNET:	THE WEB ADDRESS IS www.proxyvotenow.com/vtg. You will need your CONTROL NUMBER to access this system

THANK YOU FOR VOTING.

Shareholders in the U.S. and Canada Please Call ** Toll Free ** On a Touch-Telephone 1-888-216-1339 There is NO CHARGE to you for this call. If outside the U.S. or Canada please call

CONTROL NUMBER
1-215-521-1348	for Telephone/Internet Voting